UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2010

LIBRA ALLIANCE CORPORATION
(Exact name of registrant as specified in Charter)

Nevada	000-32451	91-1829866
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1901 Eastpoint Parkway
Louisville, Kentucky 40223
(Address of Principal Executive Offices)

502-244-6666
 (Issuer Telephone number)

2157 S. Lincoln Street
Salt Lake City, Utah 84106
(Address of Former Principal Executive Offices)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A is being filed for the purpose of updating financial statements which were filed as exhibits to the Registrant’s Current Report on Form 8-K which was dated February 12, 2010, and was filed with the SEC on February 19, 2010 (the “Original Filing”). The Original Filing included audited consolidated financial statements of Lightyear Network Solutions, LLC, a Kentucky limited liability company, a business acquired by the Registrant, for the fiscal years ended December 31, 2008 and 2007, and unaudited consolidated financial statements of Lightyear Network Solutions, LLC for the nine month periods ended September 30, 2009 and 2008. This Current Report on Form 8-K/A includes audited consolidated financial statements of Lightyear Network Solutions, LLC, for the fiscal years ended December 31, 2009 and 2008. The Original Filing also included Unaudited Pro Forma Condensed Combined Financial Statements of the Registrant and Lightyear Network Solutions, LLC, for the fiscal year ended December 31, 2008 and as of and for the nine month period ended September 30, 2009. This Current Report on Form 8-K/A includes Unaudited Pro Forma Condensed Combined Financial Statements of the Registrant and Lightyear Network Solutions, LLC, as of and for the fiscal year ended December 31, 2009. In this Current Report on Form 8-K/A, the disclosures in Item 2.01 under the heading “Financial Information – Management Discussion and Analysis and Results of Operation” has been updated to include a comparison of the results of operations for the fiscal year ended December 31, 2009 as compared to the fiscal year ended December 31, 2008, and the section entitled “Executive Compensation” has been updated to include information for the years ended December 31, 2009 and 2008. In this Current Report on Form 8-K/A, Item 4.01 is updated to include disclosure concerning the dismissal of the Registrant’s former auditor. Except as specifically noted above, this Current Report on Form 8-K/A does not amend or modify other items or disclosures in the Original Filing, and does not purport to provide a general update or discussion of any other developments subsequent to the Original Filing.

Forward Looking Statements

This Current Report on Form 8-K/A and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

Item 1.01     Entry into a Material Definitive Agreement.

On February 12, 2010, Libra Alliance Corporation, a Nevada corporation (“Libra Alliance Corp.” or “Libra”), entered into a master transaction agreement (the “Master Transaction Agreement”) with LY Holdings, LLC (“LYH”), a Kentucky limited liability company, and holders of  $5,149,980 of LYH convertible notes (the “LYH Debtholders”) who joined in the Master Transaction Agreement through a joinder provision in various securities contribution agreements (collectively, the “Contribution Agreements,” and individually, a “Contribution Agreement”).  A copy of the Master Transaction Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.  The terms of the Master Transaction Agreement are described in more detail in Item 2.01, below.

Also on February 12, 2010, pursuant to the Master Transaction Agreement, Libra entered into the Contribution Agreements with the LYH Debtholders and a securities exchange agreement (the “Securities Exchange Agreement”) with LYH.  A form of Contribution Agreement and a copy of the Securities Exchange Agreement are included as Exhibits 2.2 and 2.3, respectively, to this Current Report on Form 8-K/A and are incorporated herein by reference.  The terms of the Contribution Agreements and the Securities Exchange Agreement are described in more detail in Item 2.01, below.

Also, upon the closing of the Securities Exchange Agreement, on February 12, 2010, Libra assumed J. Sherman Henderson’s employment agreement from LYH, and Henderson was named Chief Executive Officer and President and appointed as a director of Libra as of that date.  Mr. Henderson’s employment agreement is included as Exhibit 10.1 to this Current Report on Form 8-K/A.

Item 2.01     Completion of Acquisition or Disposition of Assets.

MASTER TRANSACTION AGREEMENT

On February 12, 2010, LYH, Libra and the LYH Debtholders entered into the Master Transaction Agreement, whereby, through various agreements and instruments described in this Current Report on Form 8-K/A, they agreed to engage in a transaction that is intended to qualify as a tax-free unified exchange of property for stock under Section 351 of the Internal Revenue Code of 1986.

For purposes of this Current Report on Form 8-K/A, the “Exchange Transaction” is comprised of: (1) a securities exchange (the “Securities Exchange”),  whereby, pursuant to the Securities Exchange Agreement, LYH has exchanged its 100% membership interest (the “Lightyear Equity”) in Lightyear Network Solutions, LLC (“Lightyear”), a Kentucky limited liability company, for 10,000,000 shares of common stock (“Libra Common Stock”) and the right to receive 9,500,000 shares of preferred stock (“Libra Convertible Preferred Stock”) of Libra Alliance Corp., and (2) a securities contribution (the “Contribution”) whereby, pursuant to the Contribution Agreements, the LYH Debtholders have exchanged LYH promissory notes in the aggregate principal amount of $5,149,980  (the “LYH Notes”) for 3,242,533 shares of Libra Common Stock.  The term “Libra Convertible Preferred Stock” refers to the preferred stock of Libra after the amendment of Libra’s Articles of Incorporation (the “Articles”), as set forth below, and not to any existing preferred stock of Libra or of Lightyear.  Libra’s current Articles are attached to this Current Report on Form 8-K/A as Exhibit 3.1.

Securities Exchange Agreement

On February 12, 2010, Libra and LYH entered into the Securities Exchange Agreement, which provided for the exchange of the Lightyear Equity by LYH for shares of Libra Common Stock and of Libra Convertible Preferred Stock.

Pursuant to the Securities Exchange Agreement, Libra issued shares of Libra Common Stock to LYH and covenanted to issue 9,500,000 shares of Libra Convertible Preferred Stock (the “Libra Convertible Preferred Shares”) upon amendment of the Articles.

On February 25, 2010, LYH, the stockholder of Libra holding the requisite number of shares to approve such actions, executed a written consent (the “LYH Consent”) to amend the Articles (as amended, the “Amended Articles”) to effect the following actions:  (i) to authorize and designate a new class of preferred stock with rights, preferences and privileges as outlined in the section of this Current Report on Form 8-K/A entitled, “Description of Securities – Preferred Stock”; (ii) to increase the number of authorized shares of common stock to 70,000,000;  and (iii) to change the name of Libra to “Lightyear Network Solutions, Inc.”  For all purposes herein, Libra Alliance Corp. after such amendment will be referred to as “New Lightyear,” and “Libra Common Stock” will be referred to as “New Lightyear Common Stock.”

On March 23, 2010, Libra filed an Information Statement (the “Information Statement”) on Schedule 14C with the SEC and delivered this Information Statement to each of its shareholders of record as of February 25, 2010 announcing that, pursuant to the Written Consent, it intended to file the Amended Articles. Libra expects to file the Amended Articles and to issue the Libra Convertible Preferred Shares during the second quarter of 2010.

After the Amended Articles have become effective, pursuant to the Securities Exchange Agreement, New Lightyear will issue the Libra Convertible Preferred Shares to LYH.  LYH will then own approximately 69% of the Libra Common Stock on a fully-diluted, as-converted basis.

Securities Modification Agreement

Immediately before the closing of the Exchange Transaction, LYH and the LYH Debtholders entered into agreements for the modification (or, in certain cases, rescission of the sale of) and exchange of certain securities held by the LYH Debtholders (the “Securities Modification Agreements”) for the LYH Notes that were then contributed to Libra in exchange for Libra common stock.  After the execution of the Securities Modification Agreements, the LYH Notes were modified to provide for a maturity date of December 31, 2011 and an interest rate of five percent (5%) per annum and to remove the previously existing conversion and guaranty features.  These modifications became effective on the execution of the Contribution Agreements.

Contribution Agreement

On February 12, 2010, Libra and the LYH Debtholders entered into the Contribution Agreements, which provided for the contribution by the LYH Debtholders of the LYH Notes to Libra.  In exchange for the LYH Notes, Libra issued an aggregate of 3,242,533 shares of Libra Common Stock to the LYH Debtholders.  The LYH Debtholders are expected to be the holders of approximately 11.5% of Libra Common Stock on a fully diluted basis after the Amended Articles have become effective and the Libra Convertible Preferred Shares have been issued.

EXCHANGE TRANSACTION

Libra is currently authorized under its Articles to issue 20,000,000 shares of Libra Common Stock. Libra currently has no preferred stock authorized. As of March 26, 2010, there were 18,747,533 shares of Libra Common Stock issued and outstanding.

As noted above, the Lightyear Equity has been exchanged for shares of Libra Common Stock and Libra Convertible Preferred Stock.  After the amendment of the Articles to authorize an aggregate of 70,000,000 shares of Libra Common Stock and a new class of preferred stock having the rights, privileges and preferences described in the section of this Current Report on Form 8-K/A entitled “Description of Capital Stock – Preferred Stock” herein, the Libra Convertible Preferred Shares will be issued to LYH.

Upon the execution of the Securities Exchange Agreement and the Contribution Agreements, 10,000,000 shares of Libra Common Stock were issued and a covenant to issue the Libra Convertible Preferred Shares was granted in exchange for all of the Lightyear Equity and the LYH Notes.  After the Libra Convertible Preferred Shares are issued, there will be 9,500,000 shares of Libra Convertible Preferred Stock issued and outstanding, which are convertible into a total of 9,500,000 shares of New Lightyear Common Stock.

Upon the execution of the Securities Exchange Agreement, Libra will own all of the Lightyear Equity subject to the rights of certain persons with respect to the Revenues Payments (as described in the section of this Current Report on Form 8-K/A entitled “Certain Relationships and Related Transactions – Letter Agreements”) and Lightyear will continue as an operating subsidiary of Libra.

The issuance of Libra capital stock under the Securities Exchange Agreement and the Contribution Agreements is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The Libra securities will not be registered under the Securities Act and the shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Of the 28,247,533 shares of Libra Common Stock that will be outstanding on an as converted, fully diluted basis immediately after the closing of the Exchange Transaction, only 5,505,000 shares will be freely tradable without restriction under the Securities Act.  The remaining shares will be “restricted securities” as that term is defined in Rule 144 under the Securities Act which will be freely tradable subject to applicable holding period, volume and other limitations under Rule 144. In addition, Libra Common Stock that is issuable upon conversion of the Libra Convertible Preferred Stock will also be eligible to become freely tradable subject to applicable holding period, volume and other limitations under Rule 144.

In connection with the closing of the Exchange Transaction, Lightyear and Libra filed a joint press release announcing the closing and the completion of the Exchange Transaction, a copy of which is included as Exhibit 99.3 to this Current Report on Form 8-K/A.

Except for the Securities Exchange Agreement and the transactions contemplated thereby, neither LYH, nor any of the directors or officers of LYH serving before the consummation of the Exchange Transaction, had any material relationship with Libra or any of Libra’s stockholders.

This current report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

BUSINESS

BUSINESS OF LIBRA ALLIANCE CORP.

Libra Alliance Corp. was incorporated in the state of Nevada on May 5, 1997 to become an internet service provider for small to mid-sized businesses.  Unsuccessful in these efforts, it ceased operations in June 1998 and has conducted no operations since.

BUSINESS OF LIGHTYEAR

In this discussion of the “Business of Lightyear,” unless otherwise noted or required by the context, references to “the Company,” “us,” “we,” “our,” and similar terms refers to New Lightyear, as defined above, which is comprised of Libra and the operating business of Lightyear, as described above, after the consummation of the Securities Exchange.

The Company

Before the Securities Exchange, Lightyear was the wholly owned operating subsidiary of LYH.  LYH was organized in 2003 for the purpose of becoming a holding company to acquire certain assets from Lightyear Holdings, Inc. in its bankruptcy process.

Lightyear provides telecommunications services throughout the United States primarily through a distribution network of authorized agents.  In addition to long distance and local service, the Company currently offers a wide array of telecommunications products and services including internet/intranet, calling cards, advanced data, conferencing, Voice over Internet Protocol (“VoIP”) services and wireless services.

Business History and Description

LYH’s predecessor entity, UniDial Incorporated (“UniDial”), was incorporated in 1993.  In 2000, UniDial changed its name to Lightyear Communications, Inc. On April 29, 2002, Lightyear Communications, Inc. (and its parent company Lightyear Holdings, Inc.) filed for bankruptcy to reorganize under Chapter 11 but sold its assets.  In 2004, LYH acquired the majority of the operating assets of the predecessor companies for total consideration of approximately $37 million.

Lightyear was created as an operating subsidiary and currently serves nearly 60,000 business and residential customers nationwide through independent authorized agents.  The Company’s carrier partners include Verizon, Qwest, AT&T, Sprint and Level 3.

Lightyear also operates in Puerto Rico through its wholly-owned subsidiary, Lightyear Alliance of Puerto Rico, LLC, a Kentucky limited liability company.

Overview of Operations

Lightyear has two primary components to its sales and marketing operations:  the Direct Sales channel and the Agent channel.

Direct Sales Channel

The Direct Sales channel focuses on selling the Company’s services to residential and small office/home office customers and currently has approximately 13,000 representatives nationwide.

Direct Sales representatives execute a non-exclusive representative agreement with no geographic restriction and a one-year term, renewable annually.  Representatives pay a nominal fee to be a Company representative and are compensated based on the customers and other representatives that they bring to Lightyear. Representative agreements contain non-solicitation provisions designed to prevent representatives from moving Lightyear end users to different carriers and from soliciting other Company representatives.

Agent Channel

The Company’s agents range from one-person shops to large, multi-office companies.  The Agent channel is intended to use relationship sales efforts to increase distribution of Lightyear products to the small-to-medium-sized business market.  Agents serve as telecom consultants for their customers who often lack the budgetary means to employ personnel to manage their telecom resources.  As of March 23, 2010, the Company had approximately 239 authorized agents.

Agents execute agreements with Lightyear providing for them to earn one-time up-front payments and monthly commissions based on the type of service sold and the length of the term of the agreement. Agent agreements are non-exclusive and contain no geographic restrictions; however, the agreements contain non-solicitation provisions designed to prevent agents from moving Lightyear end users to a different carrier.  Agent agreements are typically for a five-year term and are subject to termination if the agent fails to follow Company policies and procedures or if the agent fails to satisfy a certain revenue target.

Products and Services

The Company offers a broad range of telecommunications products for both residential and business customers including:

•	Switched and dedicated long distance

•	BizLocalSM phone service

•	VoIP

•	DSL

•	Integrated Access services

•	Frame Relay

•	Nationwide Internet access (dial-up and dedicated access)

•	Web hosting and development services

•	Call analysis software for customized billing reports

•	Multimedia conferencing services

•	Direct Sales services for organizations who wish to sell telecom products within a private label program

•	Wireless telephones and comprehensive service plans offered through the Company’s wholesale agreements.

        Wireless Services Agreements

In July 2008, the Company signed wireless wholesale agreements with Verizon Partner Solutions (“VPS”) and ZefCom, LLC d/b/a Telispire (“Telispire”).  Under these agreements, Lightyear customers use the Verizon Wireless network.

The Telispire Agreement is for a term of two years and thereafter automatically renews for one year periods.  The agreement with Telispire contains no minimum purchase requirements.  The agreement with VPS had an initial fourteen month term and generally requires the Company to have 500 active lines and to have purchased a minimum of $100,000 in services and equipment during the term.  In 2009, Lightyear failed to satisfy its thresholds with VPS and is currently negotiating with VPS with respect to its threshold requirements and to extend the terms of the agreement.

In August 2009, the Company reached an agreement with Sprint allowing the Company to sell both pre-paid and post-paid wireless services using the Sprint network.  Under this agreement, the Company receives substantial marketing allowances and sales credits if certain sales thresholds are satisfied.

           The Company is currently in discussions with other wireless carriers and expects to enter into additional wireless wholesale agreements in the future.  These additional agreements will provide Lightyear the ability to offer a wider variety of wireless options to its current customers to complement its current suite of telecommunications products and services.

           Verizon Telecommunications/Digital Services Agreements

Lightyear and its predecessor have maintained a telecommunications service agreement (the “TSA”) and a digital service agreement (the “DSA,” and collectively with the TSA, the “Service Agreements”) with Verizon (fka MCI/WorldCom) since 1994 for switched services, data services and other associated services, including most of the products which Lightyear provides, as listed above.  Each of the Service Agreements has been amended multiple times, primarily for the purpose of updating available calling or usage rates, but also for purposes of changing the provisions of those documents relating to such items as: increasing purchase minimums, including additional products offered and extending their terms.

Modified Services Agreements

On November 5, 2003, as part of its bankruptcy, Lightyear Communications, Inc., entered into a modified services agreement (the “MSA”) with Verizon requiring it to obtain at least 70% of its telecommunications services from Verizon (to the extent such services are offered by Verizon) under the terms of the Service Agreements.  Lightyear has assumed the MSA.  The MSA, as amended on November 15, 2005, terminates when Lightyear has paid Verizon $140,000,000 for services provided under the Service Agreements, beginning with services purchased in January 2004.  If Lightyear defaults under the MSA, Verizon has the right to modify Lightyear’s rates and charges on a prospective basis to the rates and charges generally offered to Verizon’s other wholesale customers.

As of December 31, 2009, total payments to Verizon under the MSA were approximately $132,500,000.

Customers

The Company’s primary customers are small to medium sized businesses (SMBs), often with multiple locations with average monthly telecom billings of approximately $500 to $1,000.  In addition, the Company markets its network services to residential customers with average billings of $50 per month, using the Company’s long distance, calling card and VoIP services, as well as VoIP hardware under the brand Lightyear XStream.  Beginning in July 2008, the Company began marketing its wireless telephone voice and data services to business and residential customers in the SMB market as well as to large enterprise customers with average monthly billings of approximately $75 per wireless unit.

Vendor Companies

The Company works with a number of companies to provide products and services to its customers.  The Company has relationships with: Verizon, AT&T, Level 3, Qwest, Sprint, Paetec, Embarq, Sylantro, Cisco, Complete Communication Services (CCS), Endeavor, Adtran, Voicecom, and Acme Packet.

Except as otherwise disclosed in this Current Report on Form 8-K/A, our vendor agreements do not contain material minimum purchase requirements and generally provide that the vendor can change the rates charged upon 30 days or 60 days notice to the Company.

Regulatory Matters

The Company is regulated by the FCC as a non-dominant carrier subject to regulation under the Communications Act of 1934, as amended, with respect to its interstate services, including the use of its local phone lines and Integrated Access services to originate or terminate interstate long-distance calls for other carriers. The FCC requires all telecommunications service providers, including non-dominant carriers such as the Company, to maintain authorizations to provide or resell domestic long distance and international services. In most states, the Company may not begin to provide local and intrastate telecommunications services until it obtains a certificate of public convenience and necessity from the state public utility commission and complies with applicable state regulations, including, in most states, the requirement to file tariffs setting forth the Company’s terms and conditions for providing services. Several of the states in which Lightyear operates require public utility commission approval before the transfer of a carrier’s authority to operate within the state, the transfer of its assets to a new entity, or a change in the control of an entity that controls a carrier operating within the state. The FCC also prohibits carriers from selling, assigning, or transferring control of their interstate and international operating authorizations without its prior approval. (See “Risk Factors -- Failure to Obtain Approval From State Public Utility Commissions Before Completing the Transaction Could Result in Fines, Penalties, Revocation of Authority to Provide Telecommunications Services or Could Void the Master Transaction”).  In addition, Direct Sales channel is subject to a number of federal and state regulations administered by the FTC and various state agencies in the United States.

Acquisition and Organic Growth Strategy

The Company intends to increase its revenue and earnings via a combination of organic and acquisition growth.  The Company’s growth strategy is to acquire multiple small to mid-sized competitors and thereby aggregate revenue.  Each series of acquisitions is expected to be followed by a period of integration and consolidation.  Potential acquisition candidates are expected to meet specific criteria including the following:

1)	Accretive to earnings in the first year;

2)	Trained technical staff meeting Lightyear’s internal requirements and the requirements of Lightyear’s customers; and,

3)	Strategic locations throughout the US where Lightyear has and/or anticipates significant demand for its service offerings.

The Company also intends to expand its revenue base from agents through creative marketing and incentive plans and to expand its wireless business to complement the Company’s history of selling landline services.

Competition

The telecommunications industry is very competitive. In general, the Company competes with national facilities-based and non-facilities based telecom service providers, wireless and otherwise, and their pre-paid affiliates or brands, local and regional carriers, non-facilities-based mobile virtual network operators (MVNOs), VoIP service providers and traditional landline service providers.

In the wireless segment Lightyear competes with regional and national providers including AT&T, Sprint Nextel, T-Mobile and Verizon Wireless, all of which sell products and services to consumers in our markets.

Employees

As of March 26, 2010, the Company employed 86 people on a full-time basis.  These employees are allocated among divisions as follows:

•	Customer service – 22 employees;

•	Finance, collections, billing - 22 employees;

•	Sales - 17 employees;

•	IT - 9 employees;

•	Provisioning - 9 employees;

•	Legal/HR/Admin – 6 employees; and,

•	Marketing -1 employee.

No employees are covered by a collective bargaining agreement.

Intellectual Property

The Company maintains various intellectual properties, including technology, trade secrets, copyrights and trademarks in the United States.  The Lightyear name and logo are registered trademarks in the United States.

Website

The Company maintains a website at www.lightyear.net. The reference to this web address does not constitute incorporation by reference of the information contained at this site, should not be deemed to constitute a part of this Report, and should not be relied upon in any manner whatsoever by any potential investor.

Filing Status

Libra Alliance Corporation has in the past filed reports with the Securities & Exchange Commission (“SEC”) and will continue to do so as New Lightyear.  You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, NW, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Lightyear has not filed reports with the SEC in the past.

PROPERTIES

           We lease approximately 75,000 square feet of an office building in Louisville, Kentucky which serves as our corporate headquarters.  We believe that our properties are adequate and suitable for our business as presently conducted.

LEGAL PROCEEDINGS

The Company is not currently subject to any material legal proceedings

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this report that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of New Lightyear Common Stock could decline, and shareholders may lose all or part of their investment.

In this discussion of the “Risks Related To Lightyear’s Business and Financial Condition,” unless otherwise noted or required by the context, references to “us,” “we,” “our,” “Lightyear” and similar terms refer to New Lightyear, as defined above, which is comprised of Libra and the operating business of Lightyear, as described above, after the consummation of the Securities Exchange.

Risks Related To Lightyear’s Business and Financial Condition:

Lightyear has Experienced Net Losses, and May Not Be Profitable in the Future.

Lightyear’s business has historically incurred significant losses since inception.  As of December 31, 2009, Lightyear had a members’ deficit of approximately $25.8 million. While our plan is to reduce our losses in future years, we may continue to incur losses in the current year and possibly thereafter.  Such losses would have an adverse effect on our stockholders’ equity and working capital.

Because of the various risks and uncertainties associated with our business, we are unable to predict the extent of any future losses or when we will become profitable, if at all.  Unless we are able to secure financing or start to become profitable, we may be forced to cease operations or to seek insolvency protection.

To Fund Its Working Capital Deficiency and Capital Expenditures, Lightyear Will Require a Significant Amount of Cash, and the Ability to Generate Cash Depends on Many Factors Beyond Lightyear’s Control.

Lightyear’s ability to fund its working capital deficiency and capital expenditures will depend upon future operating performance and on the ability to generate cash flow in the future, which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Lightyear’s control. The business may not generate sufficient cash flow from operations, and future borrowings may not be available in an amount sufficient to enable Lightyear to fund its liquidity needs. If the cash flow from operating activities is insufficient, Lightyear may take actions, such as delaying or reducing capital expenditures, selling assets or operations or seeking debt financing or additional equity capital. Any or all of these actions may be insufficient to allow Lightyear to fund its capital needs. Further, Lightyear may be unable to take any of these actions on commercially reasonable terms, or at all.  If Lightyear is unable to fund its working capital needs, Lightyear may be forced to cease operations or to seek insolvency protection.

Recent Disruptions in the Financial Markets Could Affect Lightyear’s Ability to Obtain Debt or Equity Financing On Reasonable Terms (or At All), and Have Other Adverse Effects.

Lightyear will need to raise significant capital to finance business expansion activities.   Its ability to raise debt or equity capital in the public or private markets could be impaired by various factors. For example, U.S. credit markets have in the past 18 months experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact the ability to access debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the U.S., which may make it more difficult or costly to raise capital through the issuance of other equity securities.  Any of these risks could impair Lightyear’s ability to fund operations or limit its ability to expand its business, which could have a material adverse effect on financial results.

Lightyear’s Revenues for VoIP and Wireless Services are Subject to Letter Agreements Which are Likely to Reduce Lightyear’s Profitability

In consideration of their lending funds to LYH for investment in its VoIP and wireless services products, LYH and Lightyear executed letter agreements with each of the Lightyear directors (or an entity which they control) (the “Lenders”) providing for, in addition to principal and interest payments on LYH’s accompanying notes, an amount each month equal to 4.0% of the gross commissionable monthly revenue from the sales of VoIP service offerings and 3.0% of the gross commissionable monthly revenue from the sales of wireless service offerings.   The wireless letter agreements have a term of ten years, from 2008, and the VoIP letter agreements have a term of ten years, from 2004, unless such agreements are terminated early due to a sale of all or substantially all of LYH.  Upon an early termination event, Lightyear would be obligated to pay the respective Lender a termination fee in the amount of the sum of the payments under each contract for the immediately preceding twelve full months.

Immediately before the closing of the Exchange Transaction, LYH, Lightyear and each of the Lenders entered into a modification agreement, pursuant to which the wireless and VoIP letter agreements were modified to: release and discharge LYH from all obligations under such agreements; acknowledge the release of Lightyear from the duty to pay payments under the agreements for 2009; state that the Exchange Transaction does not constitute a sale transaction triggering a termination payment; and, state the parties’ intent that, after closing the Exchange Transaction, the parties will negotiate in good faith for purchase the letter agreements from the Lenders.  Such a purchase, or the failure of such a purchase, may have an adverse impact on the market price of New Lightyear Common Stock.

The Company Has Historically Generated a Large Part of its Wireless Revenue from its Relationship with Telispire and Its Wireless Growth Prospects Depend on Continuing a Satisfactory Relationship with Telispire.

Lightyear’s relationship with Telispire accounted for a majority of the Company’s wireless revenues for the year ended December 31, 2009. The growth that the Company expects from its wireless business is a significant part of its overall business plan.  The loss of revenues that are derived from our relationship with Telispire, or any event, occurrence or development which adversely affects the Company’s relationship with Telispire, would materially harm the Company’s business and growth prospects.

Lightyear May Not Be Successful in Increasing Its Customer Base Which Would Negatively Affect Its Business Plans and Financial Outlook.

Lightyear’s growth generally reflects seasonal trends in customer activity, promotional activity, competition in the telecommunications market, pace of new product launches, and varying national economic conditions. Lightyear’s current business plans assume that it will increase its customer base over time, providing Lightyear with increased economies of scale. If Lightyear is unable to attract and retain a growing customer base, its current business plans and financial outlook may be harmed.

Entities controlled by our director and Chief Executive Officer, J. Sherman Henderson, and our director, W. Brent Rice,  have pledged shares equating to 40% of our direct parent’s securities as collateral for a loan.

LANJK, LLC, a Kentucky limited liability company which is 100% owned by Judy Henderson, the wife of our director and Chief Executive Officer, J. Sherman Henderson, and which is managed by Mr. Henderson, has pledged a 30% equity interest of our direct parent, LYH, as collateral for a loan (the “Sullivan Loan”), the proceeds of which were used by LYH for working capital and other general capital purposes.  The creditor on the Sullivan Loan is Chris T. Sullivan, also a director of Lightyear. Upon the occurrence of an event of default, Mr. Sullivan would be entitled to declare the loan immediately due and payable and enforce on the collateral.

Rice-LY, LLC, a Kentucky limited liability company, which is managed by W. Brent Rice, also a Lightyear director, has pledged a 10% equity interest in LYH as collateral for the Sullivan Loan.

SullivanLY, LLC, a Nevada limited liability company controlled by Mr. Sullivan, currently owns 30% of the equity of LYH.  If, pursuant to an event of default, Mr. Sullivan declared the Sullivan Loan immediately due and payable, Lightyear’s management believes that LYH may not currently be able to obtain the funds to pay the outstanding principal and interest thereon.  In that event, Mr. Sullivan could foreclose on the collateral and would then control 70% of LYH.  Lightyear’s management cannot predict how such a change in control would affect Lightyear or the value of New Lightyear Common Stock.

Business Could Be Adversely Affected By General Economic Conditions; If Lightyear Experiences Low Rates of Customer Acquisition or High Rates of Customer Turnover, Its Ability to Become Profitable Will Decrease.

Business could be adversely affected in a number of ways by general economic conditions, including interest rates, consumer credit conditions, unemployment and other macro-economic factors. The recession that began in the last quarter of 2007 may also affect the Company’s ability to gain new customers or the ability of existing customers to pay for their service. In addition, Lightyear’s rate of customer acquisition and turnover may be affected by other factors, including the size of its calling areas, network performance and reliability issues, handset or service offerings (including the ability of customers to cost-effectively roam onto other wireless networks), customer care concerns, phone number portability, and other competitive factors. A high rate of customer turnover or low rate of new customer acquisition would reduce revenues and increase the total marketing expenditures required to attract the minimum number of customers required to sustain the business plan which, in turn, could have a material adverse effect on the business, financial condition and results of operations.

In September 2009 one of Lightyear’s largest customers, Southeast Telephone, Inc., filed for Chapter 11 bankruptcy protection.  Southeast Telephone owed Lightyear approximately $355,000 at the time of such filing and it is unclear what amount, if any, Lightyear will receive with respect to this pre-petition claim.  Lightyear continues to provide services to Southeast Telephone, and has obtained a deposit from Southeast Telephone for such services.

Increasing Competition Could Have a Material Adverse Effect on Demand for the Products and Services Offered by the Company.

The telecommunications industry is very competitive. In general, Lightyear competes with national facilities-based wireless providers and their prepaid affiliates or brands, local and regional carriers, non-facilities-based mobile virtual network operators, VoIP service providers and traditional landline service providers.

Many of these competitors often have greater name and brand recognition, access to greater amounts of capital and established relationships with a larger base of current and potential customers. Because of their size and bargaining power, larger competitors may be able to purchase equipment, supplies and services at lower prices than Lightyear can.

These competitors may also offer potential customers more features and options in their service plans than those currently provided by Lightyear, as well as new technologies and/or alternative delivery plans.

These competitive offerings could adversely affect Lightyear’s ability to maintain pricing and increase or maintain market penetration and may have a material adverse effect on financial results.

Failure to Keep Pace with Rapidly Changing Markets for Wireless Communications would Significantly Harm the Company’s Business.

The technology and markets for wireless communications services change rapidly.  The Company’s success depends, in part, on its ability to respond and adapt to change.  The Company cannot guarantee that it will be able to compete effectively under, or adjust its contemplated plan of development to meet, changing market conditions.  The Company cannot guarantee that it will be able to implement its strategy or that its strategy will be successful in these rapidly evolving markets.  The markets for wireless communications services are also marked by the continuous introduction of new products and services and increased capacity for services similar to those the Company provides.  Technological advances may also increase the efficiency of existing products or services.  If a technology becomes available that is more cost-effective or creates a superior product, the Company may be unable to access this technology or finance the necessary substantial capital expenditures that may be required.  The Company’s technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies.  The Company cannot guarantee that it will have the financial and other resources available to compete effectively against companies possessing such technologies. The Company cannot guarantee that it can adapt to technological changes or offer products or services on a timely basis to establish or maintain a competitive position.

If Lightyear Is Unable to Manage Planned Growth, Its Operations Could Be Adversely Impacted.

Lightyear has experienced substantial growth in a relatively short period of time, and it expects to continue to experience growth in the future in existing and new markets. The management of such growth will require, among other things, continued development of financial and management controls and management information systems, stringent control of costs and handset inventories, diligent management of network infrastructure and its growth, increased spending associated with marketing activities and acquisition of new customers, the ability to attract and retain qualified management personnel and the training of new personnel. In addition, continued growth will eventually require the expansion of billing, customer care and sales systems and platforms, which will require additional capital expenditures and may divert the time and attention of management personnel who oversee any such expansion. Furthermore, the implementation of any such systems or platforms, including the transition to such systems or platforms from existing infrastructure, could result in unpredictable technological or other difficulties. Failure to successfully manage expected growth and development, to enhance processes and management systems or to timely and adequately resolve any such difficulties could have a material adverse effect on Lightyear’s business, financial condition and results of operations.

The Loss of Key Personnel and Difficulty Attracting and Retaining Qualified Personnel Could Harm The Business.

It is believed that Lightyear’s success depends heavily on the contributions of its employees and on attracting, motivating and retaining officers and other management and technical personnel. If they are unable to attract and retain the qualified employees that they need, the business may be harmed. The loss of key individuals in the future may have a material adverse impact on Lightyear’s ability to effectively manage and operate its business.

Risks Associated With Wireless Handsets Could Pose Product Liability, Health and Safety Risks That Could Adversely Affect Its Wireless Business.

Lightyear does not manufacture the handsets or other equipment that it sells and generally relies on its suppliers to provide it with safe equipment. Lightyear’s suppliers are required by applicable law to manufacture their handsets to meet certain governmentally imposed safety criteria. However, even if the handsets it sells meet the regulatory safety criteria, Lightyear could be held liable, along with the equipment manufacturers and suppliers, for any harm caused by products it sells if such products are later found to have design or manufacturing defects. Lightyear generally has indemnification agreements with the manufacturers who supply it with handsets to protect it from direct losses associated with product liability, but it cannot guarantee that it will be fully protected against all losses associated with a product that is found to be defective.

Media reports have suggested that the use of wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Certain class action lawsuits have been filed in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. Malfunctions have caused at least one major handset manufacturer to recall certain batteries used in its handsets, including batteries in a handset sold by Lightyear and other wireless providers.

Concerns over radio frequency emissions and defective products may discourage the use of wireless handsets, which could decrease demand for Lightyear’s wireless services. In addition, if one or more Lightyear customers were harmed by a defective product provided to them by the manufacturer and subsequently sold in connection with its services, Lightyear’s ability to add and maintain customers for Lightyear service could be materially adversely affected by negative public reactions.

There are also some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit Lightyear’s ability to sell wireless service.

Lightyear Relies Heavily on Third Parties to Provide Specialized Services, so that a Failure by Such Parties to Provide the Agreed Upon Services Could Materially Adversely Affect the Business, Results of Operations and Financial Condition.

Lightyear depends heavily on suppliers and contractors with specialized expertise in order to efficiently operate its business. If key suppliers, contractors or third-party agents fail to comply with their contracts, fail to meet performance expectations or refuse or are unable to supply Lightyear in the future, business could be severely disrupted. Because of the costs and time lags that can be associated with transitioning from one supplier to another, business could be substantially disrupted if Lightyear were required to replace the products or services of one or more major suppliers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could have a material adverse affect on Lightyear’s business, results of operations and financial condition.

System Failures Could Result in Higher Churn, Reduced Revenue and Increased Costs, and Could Harm Lightyear’s Reputation.

Lightyear’s technical infrastructure (including functions such as service activation, billing and customer care) is vulnerable to damage or interruption from technology failures, power loss, floods, windstorms, fires, human error, terrorism, intentional wrongdoing, or similar events. Unanticipated problems at its facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of services and cause network service interruptions. If any of the above events were to occur, Lightyear could experience higher churn, reduced revenues and increased costs, any of which could harm its reputation and have a material adverse effect on business.

Lightyear and Its Suppliers May Be Subject to Claims of Infringement Regarding Telecommunications Technologies That Are Protected By Patents and Other Intellectual Property Rights.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties may assert infringement claims against Lightyear or its suppliers from time to time based on general business operations, the equipment, software or services that are used or provided, or the specific operation of Lightyear’s wireless networks.  Lightyear generally has indemnification agreements with the manufacturers, licensors and suppliers who provide it with the equipment, software and technology that it uses in its business to protect it against possible infringement claims, but Lightyear cannot guarantee that it will be fully protected against all losses associated with infringement claims. Lightyear’s suppliers may be subject to infringement claims that could prevent or make it more expensive for them to supply Lightyear with the products and services required to run Lightyear’s business.

If Lightyear Experiences High Rates of Credit Card, Subscription or Dealer Fraud, Its Ability to Generate Cash Flow Will Decrease.

Lightyear’s operating costs can increase substantially as a result of customer credit card, subscription or dealer fraud. Lightyear has implemented a number of strategies and processes to detect and prevent efforts to defraud it, and it believes that its efforts will substantially reduce these types of fraud.  However, if its strategies are not successful in detecting and controlling fraud in the future, the resulting loss of revenue or increased expenses could have a material adverse impact on Lightyear’s financial condition and results of operations.

Officers, Directors and Affiliated Entities Have Substantial Influence over Lightyear’s Affairs, and Ownership of Lightyear’s Direct Parent Is Highly Concentrated.

Lightyear’s directors and entities affiliated with its directors in the aggregate beneficially own a majority of the equity of Lightyear. These individuals have direct influence over all matters requiring approval by Lightyear’s shareholders. These individuals will be able to influence the election and removal of directors and any merger, consolidation or sale of all or substantially all of Lightyear’s assets and other matters. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination.

Federal and State Telecommunications Regulations May Limit Lightyear’s Business Flexibility and Increase Costs.

Lightyear is regulated by the FCC as a non-dominant carrier subject to regulation under the Communications Act of 1934, as amended, with respect to its interstate services, including the use of its local phone lines and Integrated Access services to originate or terminate interstate long-distance calls for other carriers. The FCC requires all telecommunications service providers, including non-dominant carriers such as Lightyear, to maintain authorizations to provide or resell domestic long distance and international services. The FCC generally has the power to modify or terminate a carrier’s authority to provide domestic long distance or international services for failure to comply with federal laws or FCC regulations and may impose fines or other penalties for violations. In addition, the FCC maintains jurisdiction to act upon complaints filed against any telecommunications service provider for failure to comply with statutory or regulatory obligations.

In most states, Lightyear may not begin to provide local and intrastate telecommunications services until it obtains a certificate of public convenience and necessity from the state public utility commission and complies with applicable state regulations, including, in most states, the requirement to file tariffs setting forth the Company’s terms and conditions for providing services. Certificates of authority can be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for a carrier’s failure to comply with state laws or rules, regulations and policies of state regulatory authorities. State utility commissions generally have authority to supervise telecommunications service providers in their states and to enforce state utility laws and regulations. Fines or other penalties also may be imposed for violations.

Both the FCC and the state public utility commissions have the legal authority to regulate Lightyear’s prices for telecommunications services within their respective jurisdictions. In practice, because the services Lightyear offers generally are competitive, pricing is usually not restricted by regulators. However, the FCC and several states have adopted rules prohibiting Lightyear from increasing its prices for some services above the levels charged by the incumbent local telephone companies for the same services.

Both the FCC and the state public utility commissions typically require Lightyear to file periodic reports, pay various regulatory fees and assessments, and comply with regulations governing service quality, billing, consumer protection and other similar issues. Because complying with these regulations can be costly and burdensome, the imposition of new regulations by the FCC or in a particular state may adversely affect the profitability of Lightyear’s services.

Several of the states in which Lightyear operates require public utility commission approval before the transfer of a carrier’s authority to operate within the state, the transfer of its assets to a new entity, or a change in the control of an entity that controls a carrier operating within the state. The FCC also prohibits carriers from selling, assigning, or transferring control of their interstate and international operating authorizations without its prior approval. Some states also regulate a carrier’s issuance of securities, incurrence of debt, or pledges of security in support of such debt. These requirements can delay, and increase the cost to complete, various financing transactions, including future stock or debt offerings, the sale of part or all of the regulated business, or the acquisition of assets and other entities to be used in the regulated business.  The Company contemplates that consummation of the Exchange Transaction will require approval by the FCC and the public utility commissions in some states.

The regulatory framework under which Lightyear operates is subject to change by new federal or state legislation, regulatory agency decisions, and court rulings. Changes in regulation could affect Lightyear’s ability to raise or lower prices, to introduce new services, or to enter new markets, as well as affecting the cost of the underlying services that Lightyear resells and the prices for regulated services offered by larger carriers against which Lightyear competes. Also, compliance with changes in regulation may increase Lightyear’s cost of operations. Any of these factors may affect Lightyear’s profit margins in ways that are impossible to predict.

Lightyear relies on other carriers to provide it with critical parts of its network under a regulatory framework that may change.

Lightyear does not own its own network; rather, it purchases services and facilities from other telecommunications carriers to resell to its customers. In some cases, Lightyear depends on existing laws and regulations that require incumbent local exchange carriers to provide particular services and facilities to competitive carriers and that control the prices that the incumbent carriers may charge for these services. Regulatory developments may reduce the extent to which incumbent carriers are required to lease these network facilities to Lightyear or may permit incumbent carriers to increase the prices they charge for such lines or impose unacceptable terms and conditions. Changes in law or regulation could limit or terminate Lightyear’s affordable access to the network components it needs to provide voice and data services.

Failure to Obtain Approval From State Public Utility Commissions Before Completing the Transaction Could Result in Civil and Criminal Fines, Penalties, Revocation of Authority to Provide Telecommunications Services or Could Void the Exchange Transaction

The Federal Communications Commission (FCC) and certain state laws and rules require that regulated telecommunications utilities such as Lightyear provide notice to or obtain prior approval of the FCC or applicable state public utility commission or similar state regulatory agency (State PUC) before completing a direct or indirect transfer of control, which in some states is defined as a transfer of as little as ten percent of the company’s ownership or a corporate restructuring that results in a change in the regulated utility’s direct or indirect holding company.  We will comply with the post-closing notice obligations imposed by the FCC on this type of transaction and have also notified the State PUCs where we operate of the Exchange Transaction but we have not sought or obtained prior approval from any State PUC.  Should a State PUC find that approval was required to complete the Exchange Transaction, we may not be successful in obtaining such approvals following completion of the Exchange Transaction.  Failure to have obtained such approval before closing could also result in imposition of fines on the Company and, although not generally assessed for such violations, could also result in revocation of the Company’s authorization to provide telecommunications services in the state or that transactions completed without the prior approval of the State PUC are void or in other cases voidable by the State PUC.

Failure to Comply with Laws or Regulations Could Result in Fines and Harm Lightyear’s Financial Condition.

The FCC has established a universal service subsidy regime known as the “Universal Service Fund,” which provides subsidies for the provision of telecommunications and information services to rural and other high-cost areas. Providers of interstate telecommunications services such as Lightyear must pay contributions that fund these subsidies. The FCC currently assesses Universal Service Fund contributions based on a percentage of each telecommunications provider’s projected interstate and international telecommunications gross revenue from sales to end users. Carriers are permitted to pass through their Universal Service Fund contribution assessment to their customers in a manner consistent with FCC billing regulations. The FCC also imposes other periodic fees based on revenue on carriers like Lightyear.

The FCC is addressing ways to revise the manner in which carriers are required to make contributions to the Universal Service Fund.  The proposals pending before the FCC related to Universal Service Fund reform are expected to generate considerable debate and their outcome is not predictable. In addition, various states maintain, or are in the process of implementing, their own universal service programs. Rising universal service obligations may increase Lightyear’s overall costs. Further, if the FCC were to determine that Lightyear has not properly reported its gross revenues from telecommunication services or has not paid all universal service contributions for which it is liable, Lightyear could be subject to substantial penalties and fines.

In July 2008, the Enforcement Bureau of the FCC notified Lightyear that it was investigating allegations that Lightyear may have violated certain FCC rules related to the payment of regulatory fees since January 2005.  Lightyear responded to the data request in September 2008 and provided information concerning Lightyear’s Universal Service Fund contributions and other regulatory fees.  Lightyear has not received a response from the FCC. Lightyear believes that it has paid all applicable regulatory fees.

Federal regulations protect the privacy of certain subscriber data that telecommunications carriers such as Lightyear acquire in the course of providing their services. This information is referred to as “Customer Proprietary Network Information,” or “CPNI,” and includes information related to the quantity, technological configuration, type, destination and the amount of use of a communications service. FCC rules require all telecommunications carriers to adopt safeguards to prevent unauthorized release of customer information and impose restrictions on the use of CPNI for marketing purposes. Federal regulations also require Lightyear to provide certain technical capabilities in its network, including its VoIP services, to enable law enforcement agencies to monitor communications using its services when authorized by a subpoena or other court order. If Lightyear is unable to comply with a law enforcement agency's request for network access, or for specific information about communications using its services, due to its failure to maintain the required technical capabilities, it could be subject to FCC enforcement action and potential financial penalties.

Lightyear is also required to comply with various other FCC regulations affecting its services, such as rules prescribing the manner and form of its bills. A violation of any of these regulatory requirements by Lightyear could subject it to significant fines or other regulatory penalties, up to and including the revocation of its ability to provide services as a telecommunications carrier.

Lightyear’s E-911 VoIP Calling Services May Expose it to Significant Liability.

Lightyear’s E-911 calling service for its VoIP services is different, in significant respects, from the emergency calling services offered by traditional wireline telephone companies. In each case, those differences may cause significant delays, or even failures, in callers’ receipt of the emergency assistance they need.

The FCC has issued several orders and regulations since 2005 requiring VoIP providers to ensure their customers receive emergency services and E-911 services.  Lightyear utilizes a nationally recognized third-party provider to furnish emergency services and E-911 services to its VoIP customers and Lightyear believes that it is in compliance will all applicable orders and regulations related to providing emergency services and E-911 services. However, failure to comply with FCC regulations requiring provision of E-911 emergency calling could subject Lightyear to fines and penalties, including disconnection of our service to certain customers and prohibitions on marketing of our services and accepting new customers in certain areas.

Traditional wireline telephone companies route emergency calls over a dedicated infrastructure directly to an emergency services dispatcher at the Public Safety Answering Point (PSAP) in the caller’s area. Generally, the dispatcher automatically receives the caller’s phone number and actual location information. In certain circumstances with Lightyear’s E-911 service, the dispatcher may not receive the caller’s information.  In addition, the only location information that Lightyear’s E-911 service can transmit to a dispatcher at a PSAP is the information that the customers have registered with Lightyear. A customer’s registered location may be different from the customer’s actual location at the time of the call because customers can use their Lightyear VoIP devices to make calls almost anywhere a broadband connection is available.

Delays that Lightyear customers encounter when making emergency services calls and any inability of the answering point to automatically recognize the caller’s location or telephone number can have devastating consequences. Some traditional phone companies also may be unable to provide the precise location or the caller’s telephone number when their customers place emergency calls. However, traditional phone companies are covered by legislation exempting them from liability for failures of emergency calling services and the Company is not. This liability could be significant.

Inability to Retain Existing Independent Agents and Representatives and to Recruit Additional Agents and Representatives Could Result in Flat or Decreasing Revenue.

Lightyear distributes almost all of its products through independent agents and representatives and it depends on them to generate virtually all of Lightyear’s revenue. Agents and representatives that have committed time and effort to build a sales organization will generally stay for longer periods.  There is a high rate of turnover among Lightyear’s representatives which is characteristic of the Direct Sales business. As a result, in order to maintain sales and increase sales in the future, Lightyear needs to continue to retain existing agents and representatives and recruit additional agents and representatives to increase Lightyear’s revenue.

Lightyear has experienced periodic declines in both active agents and representatives in the past. The number and productivity of Lightyear’s agents and representatives also depends on several additional factors, including:

•	Any adverse publicity regarding Lightyear, its services, its distribution channel, or its competitors;

•	A lack of interest in, or the technical failure of, existing or new products;

•	The public’s perception of Lightyear’s agents and representatives;

•	The public’s perception of the direct selling business in general;

•	Lightyear’s actions to enforce its policies and procedures;

•	Any regulatory actions or charges against Lightyear or others in the industry; and

•	General economic and business conditions.

Improper Agent or Representative Actions in Violation of Laws or Regulations Could Harm Lightyear’s Business.

Agent and representative activities in Lightyear’s existing markets that violate governmental laws or regulations could result in governmental actions against Lightyear in markets where it operates, which would harm Lightyear’s business.  Lightyear’s agents and representatives are not employees and act independently of Lightyear. Lightyear implements strict policies and procedures to ensure its agents and representatives will comply with legal requirements. However, given the size of Lightyear’s agent and representative force, Lightyear does experience problems with agents and representatives from time to time, which could result in a material adverse effect on Lightyear’s business and results of operations.

Changes to Lightyear’s Compensation Arrangements with its Agents and Distributors Could Harm Agent and Representative Productivity.

Lightyear modifies components of its compensation plan from time to time in an attempt to keep its compensation plan competitive and attractive to existing and potential agents and representatives, to address changing market dynamics, to provide incentives to agents and representatives that Lightyear believes will help grow the business, and to address other business needs. Because of the size of Lightyear’s agent and representative force and the complexity of Lightyear’s compensation plans, it is difficult to predict whether such changes will achieve their desired results.

Adverse Publicity Could Harm Lightyear’s Business and Reputation.

The size of Lightyear’s distribution force and the results of Lightyear’s operations can be particularly impacted by adverse publicity regarding Lightyear, the nature of Lightyear’s agent and representative network, Lightyear’s products or the actions of Lightyear’s agents or representatives. Specifically, Lightyear is susceptible to adverse publicity concerning:

•	Suspicions about the legality and ethics of network marketing;

•	Regulatory investigations of Lightyear or its competitors;

•	The actions of Lightyear’s current or former agents or representatives; and

•	Public perceptions of direct selling business generally.

Failure of Lightyear’s Network Marketing Program to Comply with Laws and Regulations in One or More Markets Could Prevent Lightyear from Conducting  its Business in those Markets.

Lightyear’s direct sales/network marketing program is subject to a number of federal and state regulations administered by the FTC and various state agencies in the United States. Lightyear is subject to the risk that, in one or more markets, its direct sales/network marketing program could be found not to be in compliance with applicable law or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules and are inherently fact-based, and thus, even in jurisdictions where Lightyear believes that its network marketing program is in full compliance with applicable laws or regulations governing network marketing systems, Lightyear is subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of Lightyear’s network marketing program to comply with current or newly adopted regulations could negatively impact Lightyear’s business in a particular market or in general.

Lightyear is also subject to the risk of private party challenges to the legality of its network marketing program. The multi-level marketing programs of other companies have been successfully challenged in the past, resulting in monetary damages and injunctive relief.

Lightyear May Be Held Responsible for Taxes and Assessments Relating to the Activities of Its Agents and Representatives.

Lightyear’s agents and representatives are subject to taxation, and in some instances, legislation or governmental agencies impose an obligation on Lightyear to collect taxes, such as value added taxes, and to maintain appropriate records. In addition, Lightyear is subject to the risk in some jurisdictions of being responsible for social security and similar taxes with respect to Lightyear’s agents and representatives. If local laws and regulations or the interpretation of local laws and regulations change to require Lightyear to treat its independent agents and representatives as employees, or if Lightyear’s agents or representatives are deemed by local regulatory authorities in one or more of the jurisdictions in which Lightyear operates to be employees rather than independent contractors under existing laws and interpretations, Lightyear may be held responsible for social security and related taxes in those jurisdictions, plus any related assessments and penalties, which could harm Lightyear’s financial condition and operating results.

Current Insurance May Not Provide Adequate Levels of Coverage Against Claims.

Lightyear currently maintains insurance customary for businesses of its size and type. However, there are types of losses Lightyear may incur that cannot be insured against or that Lightyear believes is not economically reasonable to insure. Such damages could have a material adverse effect on Lightyear’s business and results of operations.

Risks Relating To Ownership of New Lightyear Common Stock

There May Not Be a Public Market for New Lightyear Common Stock; Restrictions on Resale.

            Before the Securities Exchange there was no public trading market for New Lightyear Common Stock.  A trading market may never develop in New Lightyear Common Stock.  Investors must be prepared to bear the economic risk of holding the securities for an indefinite period of time.

The price of New Lightyear Common Stock may fluctuate significantly.

Stock of public companies can experience extreme price and volume fluctuations. These fluctuations often have been unrelated or out of proportion to the operating performance of such companies. Lightyear expects its stock price to be similarly volatile. These broad market fluctuations may continue and could harm Lightyear’s stock price. Any negative change in the public’s perception of the prospects of Lightyear or companies in Lightyear’s industry could also depress Lightyear’s stock price, regardless of Lightyear’s actual results.  Factors affecting the trading price of Lightyear’s common stock may include:

➢	variations in operating results;

➢	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by Lightyear or by competitors;

➢	recruitment or departure of key personnel;

➢	litigation, legislation, regulation or technological developments that adversely affect Lightyear’s business; and

➢	market conditions in Lightyear’s industry, the industries of its customers and the economy as a whole.

Further, the stock market in general, and securities of microcap companies in particular, can experience extreme price and volume fluctuations.  Continued market fluctuations could result in extreme volatility in the price of New Lightyear Common Stock, which could cause a decline in the value of New Lightyear Common Stock.  You should also be aware that price volatility might be worse if the trading volume of New Lightyear Common Stock is low.

Shares eligible for future sale may adversely affect the market price of our Common Stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Any substantial sale of New Lightyear Common Stock pursuant to Rule 144 may have an adverse effect on the market price of New Lightyear Common Stock.

New Lightyear Common Stock may be subject to Penny Stock Rules, which could affect trading.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than $5.00, subject to exceptions. The rules require that a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the rules generally require that before a transaction in a penny stock the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the liquidity of penny stocks.  If New Lightyear Common Stock becomes subject to the penny stock rules, holders of New Lightyear Common Stock or other Lightyear securities may find it more difficult to sell their securities.

 The market price of New Lightyear Common Stock is uncertain.

Before the Securities Exchange there was no public trading market for New Lightyear Common Stock. We cannot predict the prices at which New Lightyear Common Stock will trade.  The price per share implied in the Securities Exchange transaction was determined through negotiations with Libra Alliance Corp. and it may not bear any relationship to the market price at which New Lightyear Common Stock will trade after the Securities Exchange or to any other established criteria of its value.  It is possible that in some future period Lightyear’s operating results may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of New Lightyear Common Stock may fall.

If Lightyear fails to maintain the adequacy of our internal control, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Because Lightyear operated as a private company without public reporting obligations before the Securities Exchange, Lightyear had limited personnel and resources to apply to the development of the external reporting and compliance obligations that would be required of a public company.  Lightyear has taken and will continue to take measures to address and improve its financial reporting and compliance capabilities and it is in the process of instituting changes to satisfy its obligations in connection with joining a public company, when and as such requirements become applicable to it. Before taking these measures, Lightyear did not believe it had the resources and capabilities to do so. Lightyear plans to obtain additional financial and accounting resources to support and enhance its ability to meet the requirements of being a public company. Lightyear will need to continue to improve its financial and managerial controls, reporting systems and procedures, and documentation thereof. If Lightyear’s financial and managerial controls, reporting systems or procedures fail, it may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002. Any failure of Lightyear’s internal controls or its ability to provide accurate financial statements could cause the trading price of New Lightyear Common Stock to decrease substantially.

FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the results of operations and financial condition of Lightyear for the years ended December 31, 2009 and 2008 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Current Report on Form 8-K/A.  References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to Lightyear.  References to LYH refer to our parent, LY Holdings, LLC.  This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.  Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

Overview

Lightyear provides telecommunications services throughout the United States primarily through a distribution network of authorized agents.  In addition to long distance and local service, we currently offer a wide array of telecommunications products and services including internet/intranet, calling cards, advanced data, conferencing, VoIP services and wireless services.

Lightyear intends to increase its revenue and earnings via a combination of organic and acquisition growth.  Our growth strategy is to acquire multiple small to mid-sized competitors and thereby aggregate revenue.  Each series of acquisitions will be followed by a period of integration and consolidation.  Potential acquisition candidates are expected to meet specific criteria including the following:

•	Accretive to earnings in the first year;

•	Trained technical staff meeting Lightyear’s internal requirements and the requirements of Lightyear’s customers; and,

•	Strategic locations throughout the US where Lightyear has and/or anticipates significant demand for its service offerings.

We also intend to expand our revenue base from agents through creative marketing and incentive plans, new carrier partnerships and to enhance our wireless, VoIP and enhanced data products to complement our history of selling landline services.

Revenues

Revenues consist primarily of sales of telecommunications products and services including long distance and local service, internet/intranet, calling cards, conferencing services, VoIP services and wireless telephone sales and services.

Gross Profit

Gross profit represents revenues, less the cost of revenues incurred to provide services to our customers.  Cost of revenues consist primarily of carrier access fees, network costs and usage fees associated with providing our wholesale telecommunications services.

Operating Expenses

Operating expenses include commission expense which consists of monthly payments to agents based on a percentage of the monthly billings and upfront payments to agents at the time the customer was acquired.  Operating expenses also include selling, general and administrative expenses which consist of salaries and benefits, advertising, marketing and promotion, rent associated with our office space, professional fees, travel and entertainment, and other costs.

Other Income (Expense)

Interest income represents interest earned on advances to agents and deposits with our carriers.  Interest expense primarily represents interest associated with our debt obligations to LYH, which arose as a result of financings conducted by LYH in order to fund our operations.  Amortization of deferred financing costs represents the charging off of the costs associated with LYH’s convertible note and warrant offering over the term of the notes, or until they are converted, whichever is earlier. Amortization of debt discount represents the charging off of the value of the conversion option of the notes and the related warrants over the term of the notes, or until they are converted, whichever is earlier. Change in fair value of derivative liabilities represents the mark-to-market of the value of LYH’s derivative liabilities (various warrants and conversion options).

Results of Operations

Recent Developments

See “Recent Developments” in the “Liquidity and Capital Resources” section.

Comparison of Years Ended December 31, 2009 and 2008

Revenues

Revenues for the years ended December 31, 2009 and 2008 were approximately $55.4 million and $57.4 million, respectively, a decrease of $2.0 million or 4%.   Voice revenues decreased $3.1 million or 12%, to $23.0 million from $26.1 million. Local service revenues decreased $2.0 million or 19%, to $8.7 million from $10.7 million.  The decrease in voice and local revenues is primarily due to many small and medium business customers moving to integrated solutions that combine voice, local and data into one VoIP solution for a much lower cost.  Also many residential customers are abandoning their local lines and moving to wireless only service.  VoIP revenues decreased $1.2 million or 20%, to $4.7 million from $5.9 million.  While business VoIP revenues are up, our residential VoIP revenues are down, due to a shift in sales focus from VoIP to wireless service.   Data revenues decreased $0.8 million or 14%, to $4.8 million from $5.6 million, due to the loss of a large frame relay customer.  Wireless revenues increased $6.0 million or 823%, to $6.7 million from $0.7 million, due to the rollout of our wireless product in late 2009.

Gross Profit

Cost of revenues for the years ended December 31, 2009 and 2008, amounted to approximately $36.9 million (67% of revenues) and $36.8 million (64% of revenues), respectively, an increase of $0.1 million or less than 1%.  Cost of revenues as a percentage of revenues rose slightly due to increased market pressures on the pricing of our products.

Operating Expenses

Commission expenses decreased $1.6 million to $5.3 million (10% of revenues) from $6.9 million (12% of revenues).  Commission expenses as a percentage of revenue were lower for 2009 due to a decline in sales of higher commission products and waivers of 2009 override payments to the members of LYH related to VoIP and wireless revenues.  Depreciation and amortization expense decreased by $0.3 million or 45%, to $0.5 million from $0.8 million, due to the fact that most intangible assets with finite lives were fully amortized as of March 2009.  Bad debt expense increased by $3.0 million or 353% to $3.8 million from  $0.8 million,  as a result of significant uncollectible receivables associated with the launch of our post paid wireless product, which ultimately resulted in our shifting our focus to a prepaid product.  Selling, general and administrative expenses decreased by $0.3 million or 2% to $12.7 million from $13.0 million.

Other Income (Expense)

Interest income decreased $0.1 million or 57%, to $0.1 million from $0.2 million, due to a one-time interest reimbursement in 2008.  Interest expense decreased $0.2 million or 57%, to $1.9 million from $2.1 million, due to a decline in the average prime rate during the period, partially offset by increased borrowings.  LYH’s 2009 convertible note and warrant offering to finance our operating activities resulted in $0.2 million of expense associated with amortization of deferred financing costs and $0.3 million of expense associated with amortization of debt discount being recorded on our books, plus $0.3 million of income associated with the mark-to-market of LYH’s derivative liabilities associated with the conversion options and warrants in that financing.

Liquidity and Capital Resources

Recent Developments

Commencing in May and November of 2009, LYH raised aggregate gross proceeds of approximately $5.1 million from offerings of convertible notes and warrants.  The net proceeds (after various financing costs and repayment of certain obligations) from these financings were downstreamed to Lightyear in order to fund operations.

On February 12, 2010, LYH entered into a master transaction agreement (the “Exchange Agreement”) with Libra Alliance Corporation, a public company (“Libra”), and holders of LYH’s convertible promissory notes.  LYH has agreed to contribute its interest in Lightyear to Libra, in exchange for a combination of 10,000,000 shares of common stock and 9,500,000 shares of preferred stock in Libra.    In addition, LYH’s convertible note holders agreed to contribute their modified notes to Libra in exchange for an aggregate of 3,242,533 shares of common stock of Libra.  As of March 26, 2010, there were 18,747,533 shares of Libra common stock outstanding.

Pursuant to the Exchange Transaction, the convertible note holders agreed to modify their notes (or, in certain cases, rescind the sales of such notes) to: (1) waive and delete the conversion features of the convertible notes; (2) waive any interest accrued and modify the interest provisions to provide for a five percent interest rate; (3) release the guaranty of Lightyear; (4) waive the events of default defined in the convertible notes; (5) extend the maturity date of the modified notes to December 31, 2011; and, (6) terminate the warrants and the rights to obtain warrants that were issued concurrently with the convertible notes.

Separately, in December 2009, Lightyear entered into a short term revolving secured factoring agreement to provide an advance of up to $500,000.  Our advances were repaid in full and this arrangement was cancelled effective February 8, 2010.

On March 17, 2010, Lightyear Network Solutions, LLC (“Lightyear”), the wholly owned subsidiary of Libra Alliance Corporation (the "Company") entered into a $1,000,000 secured promissory note (the "Note") with First Savings Bank, F.S.B. (the “Bank”), of Clarksville, Indiana.  Amounts available under the Note are for general corporate purposes.  As of March 26, 2010, Lightyear has borrowed $500,000 under the Note.

Under the Note, which will mature on March 30, 2011, Lightyear may borrow up to the full principal amount of the Note, from time to time, through June 16, 2010.  Borrowings under the Note will bear interest at a rate equal to the Prime Rate, as reported in the Wall Street Journal, plus 4.0%, but the rate will never be less than 7.25%.  Lightyear must make monthly payments of accrued but unpaid interest through June 30, 2010.   Thereafter, Lightyear must make monthly payments of accrued but unpaid interest plus monthly principal payments in the amount of $111,112, unless and until the outstanding principal balance of the Note is paid in full.  In addition to the payment described hereinabove, Lightyear must apply to the payment of the principal balance of the Note, fifty percent (50%) of all net proceeds, if any, in excess of $1,000,000 and up to $2,000,000 from the sale of equity securities of the Company, unless and until the outstanding principal balance of the Note is paid in full.

 Borrowings under the Note will be secured by a first priority perfected security interest in all tangible and intangible assets of the Company, including Lightyear’s lockbox account and its operating account, and by the personal guaranties of J. Sherman Henderson III, and Ronald L. Carmicle. Mr. Henderson is President, Chief Executive Officer and a director of the Company.  Mr. Carmicle is a director of the Company.

Overview

Since Lightyear began operations in 2004, we have incurred significant operating losses. As of December 31, 2009, Lightyear had an accumulated member’s deficit of approximately $25.8 million. As a result, Lightyear has always closely monitored its cash balances and operating costs in order to maintain an adequate level of cash.

Historically, Lightyear’s working capital has come from LYH and sometimes from operations. Commencing in May and November of 2009, LYH conducted private placements of convertible notes and warrants which generated gross proceeds of $5.1 million with the net proceeds being provided to Lightyear.  In connection with the merger with Libra, Lightyear’s debt and interest obligations to LYH were extinguished.

The Company’s growth plans include a combination of organic and acquisition growth.  The Company’s acquisition strategy is to acquire multiple small to mid-sized competitors and thereby aggregate revenue.  Lightyear is currently investigating the capital markets for additional financings in order to help fund such acquisitions.

We have instituted cost reductions, raised our customer credit requirements, and increased our efforts to increase revenues through targeted promotions; all toward the goal of achieving positive cash flow from operations with the coming twelve months.

Years Ended December 31, 2009 and 2008

Operating Activities

Net cash used in operating activities was $2.0 million for the year ended December 31, 2009 compared to $0.7 million for the year ended December 31, 2008.  The 2009 amount was primarily due to a $4.0 increase in gross accounts receivable and a $1.1 million cash loss from operations, partially offset by a $2.1 million increase in accounts payable and a $1.3 million increase in interest payable to LYH.  The 2008 amount was primarily due to a $1.1 million cash loss from operations and a $1.0 decrease in other liabilities, partially offset by a $0.6 million increase in accounts payable, a $0.5 million increase in interest payable to LYH and a $0.4 million decrease in other assets.

Investing Activities

Net cash used in investing activities was $0.1 million for the year ended December 31, 2009 compared to $0.3 million for the year ended December 31, 2008.  During both periods, the usage of cash was primarily related to the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities was $2.1 million for the year ended December 31, 2009 compared to $0.3 million for the year ended December 31, 2008.  The 2009 amount was primarily due to $3.0 million of net proceeds received by Lightyear after LYH’s issuance of convertible notes and warrants, plus $0.5 million of short-term financing proceeds, partially offset by repayments of loans payable to LYH of $1.0 million and costs associated with the convertible note and warrant offering of $0.3 million.  The 2008 amount was primarily due to $0.9 million of proceeds from LYH financing, partially offset by $0.5 million of repayments to LYH.

Off-Balance Sheet Arrangements

As of December 31, 2009, the Company has provided irrevocable standby letters of credit, aggregating approximately $125,000 to five states and one vendor, which automatically renew for terms not longer than one year, unless notified otherwise.  As of December 31, 2009, these letters of credit had not been drawn upon.

Critical Accounting Estimates and Judgments

Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Our significant estimates include the reserves related to receivables, plus the recoverability and useful lives of long lived assets.

Principles of Consolidation

The balance sheet, results of operations and cash flows of our wholly-owned subsidiary, (which has limited activity), Lightyear Alliance of Puerto Rico, LLC, have been included in our consolidated financial statements. All intercompany accounts and transactions have been eliminated.

Accounts Receivable

We have established an allowance for doubtful accounts sufficient to cover probable and reasonably estimable losses.  The allowance for doubtful accounts considers a number of factors, including collection experience, current economic trends, estimates of forecasted write-offs, aging of the accounts receivable portfolios, industry norms, regulatory decisions and other factors.  Our policy is to fully reserve all accounts that are 180-days past due.  Accounts are written off after use of a collection agency is deemed to be no longer useful.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets. Improvements to leased assets or fixtures are amortized over their estimated useful lives or lease period, whichever is shorter. Leased property meeting certain criteria is capitalized and the present value of the related payments is recorded as a liability. Depreciation of capitalized leased assets is computed on the straight-line method over the term of the lease. Upon retirement or other disposition of these assets, the costs and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Intangible Assets

Intangible assets with definite lives are recorded at cost less accumulated amortization.  Amortization is computed on a straight-line basis over the lives of the intangible assets. We recognize certain intangible assets acquired in acquisitions, primarily goodwill, proprietary technology, trade names, covenants not to compete, customer relationships, agent relationships and VoIP licenses.

Impairment of Long-Lived Assets

We have reviewed the carrying value of goodwill, intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Inventories

We maintain inventories consisting of wireless telephones and telecommunications equipment which are available for sale.  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories. Products that are determined to be obsolete are written down to net realizable value.

Revenue Recognition

Telecommunications services income such as access revenue and usage revenue are recognized on the accrual basis as services are provided. In general, access revenue is billed one month in advance and is recognized when earned. Wireless handheld devices are sold at a discount when bundled with a long-term wireless service contract. We recognize the equipment revenue and associated costs when title has passed and the equipment has been accepted by the customer. We provide administrative and support services to its agents and pays commissions based on revenues from the agents’ accounts. Amounts invoiced to customers in advance of services are reflected as deferred revenues.

Recognition of agent fees and interest income on the related notes receivable is limited to amounts recognizable under the cost-recovery method on an individual agent basis.

In addition, we have the right to offset commissions earned with uncollectible accounts receivable attributed to a specific agent or with past due notes receivable payments, up to certain specified percentages of such uncollectible accounts receivable and up to 100 percent of past due notes receivable payments.  We believe our allowances for doubtful accounts and notes receivable, combined with our ability to offset agents’ commissions, are adequate to provide for uncollectible receivables.

Cost of revenue represents primarily the direct costs associated with the cost of transmitting and terminating traffic on other carriers’ facilities.

Commissions paid to acquire customer call traffic are expensed in the period when associated call revenues are recognized.

Income Taxes

Lightyear is organized as a partnership for income tax purposes. No income tax liability or benefit has been included in the consolidated financial statements since our taxable income or loss passes through to, and is reportable by, the members of LYH, individually. Lightyear is subject to certain state and local taxes.  Effective January 1, 2009, we adopted accounting guidance which clarifies the accounting for uncertainty in income taxes recognized in our consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of these provisions did not have a material impact on our consolidated financial position and results of operations.

Derivative Liabilities

We are recording amortization of debt discount, amortization of deferred financing costs and change in fair value of derivative warrants as a result of derivative liabilities being recorded on the books and records of LYH which relate to debt obligations it shares with LYH. LYH’s derivative liabilities consist of embedded derivatives associated with convertible promissory notes and warrants, where the conversion feature is not fixed. The accounting treatment of derivative liabilities requires that LYH record the derivatives at their fair values as of the inception date and at each subsequent balance sheet date. Any change in fair value will be recorded as non-operating, non-cash income or expense on our books at each reporting date. We utilized an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of these convertible promissory notes and warrants, of similarly positioned public companies within our industry.

Deferred Financing Costs

We are recording amortization of deferred financing costs as a result of cash costs incurred and derivative liabilities on the books of LYH. Deferred financing costs resulted from LYH’s financing activities. These costs are being amortized over the term of the related debt.

DIRECTORS AND EXECUTIVE OFFICERS

In this discussion of “Directors and Executive Officers,” unless otherwise noted or required by the context, references to “the Company,” “us,” “we,” “our,” “Lightyear” and similar terms refer to New Lightyear, as defined above, which is comprised of Libra and the operating business of Lightyear, as described above, after the consummation of the Securities Exchange.

Before the closing of the Securities Exchange Agreement, April Erickson and Anthony S. Clayton served as directors of the Company.  Upon closing of the Securities Exchange Agreement, Anthony S. Clayton resigned as a director of Libra and J. Sherman Henderson III was appointed to serve as a director.  On March 4, 2010, 10 days after we filed an information statement on Schedule 14f-1 pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the transmission of the information statement to all holders of record of Libra Common Stock: the resignation of April Erickson as a director became effective; the number of directors was increased to five; and Chris T. Sullivan, Ronald L. Carmicle, W. Brent Rice, and Rigdon O. Dees III were appointed as directors until the next annual meeting of shareholders or until the director’s earlier death, resignation or removal.

The directors and executive officers of Lightyear and their respective ages, positions and biographical information are set forth below.  Our executive officers are chosen by the board of directors and serve at its discretion. There are no existing family relationships between or among any of our executive officers or directors.

Name	Age	Position Held	Director/Officer Since
J. Sherman Henderson III	67	Director, President and Chief Executive Officer	February 12, 2010
Chris T. Sullivan	62	Director	March 4, 2010
W. Brent Rice	56	Director	March 4, 2010
Ronald L. Carmicle	61	Director	March 4, 2010
Rigdon O .Dees III	60	Director	March 4, 2010
Elaine G. Bush	53	Chief Financial Officer	February 12, 2010
Stephen M. Lochmueller	57	Chief Operating Officer	February 12, 2010
John J. Greive	44	Vice President of Regulatory Affairs and General Counsel	February 12, 2010

The board of directors has determined that none of the directors are considered independent.  The board of directors has adopted the NASDAQ rules regarding director independence which define persons as “independent” who are neither officers nor employees of the company and have no relationships that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

Directors

J. Sherman “Sherm” Henderson III

Sherm Henderson has been a director of LYH and President and Chief Executive Officer of Lightyear since 2004 and serves in those same capacities with Lightyear.  Mr. Henderson has more than 36 years of business experience, including company ownership, sales, marketing and management. His experience in the telecommunications industry began in 1986 when he oversaw Charter Network, a long-distance carrier serving the Midwestern United States. Mr. Henderson founded UniDial in 1993 and just finished serving his sixth term as chairman of COMPTEL, the leading telecom industry association comprised of more than 400 member companies.  Mr. Henderson is a graduate of Florida State University, with a B.A. degree in Business Administration.  Mr. Henderson is also a director of Beacon Enterprise Solutions Group, Inc. and serves on that company’s compensation committee.

In 2000, UniDial changed its name to Lightyear Communications, Inc. On April 29, 2002, Lightyear Communications, Inc. (and its parent company Lightyear Holdings, Inc.) filed for bankruptcy to reorganize under Chapter 11 but sold its assets.  In 2004, LYH acquired the majority of the operating assets of the predecessor companies for total consideration of approximately $37 million.

Mr. Henderson brings to the Board extensive experience in the telecommunications industry. Also, his intimate knowledge of the Company allows him to provide a unique understanding of Company operations to the Board.

Chris T. Sullivan

Chris T. Sullivan has been a director of LYH since 2004 and serves in that capacity with Lightyear.  Mr. Sullivan is a founder of the Outback Steakhouse restaurant company which opened its first store in 1988 and, until 2007 served as CEO and Chairman of the Board of OSI Restaurant Partners, Inc.  Mr. Sullivan is currently employed by KHI Holdings LLC and MVP Holdings LLC.  Both companies are privately owned, and Mr. Sullivan serves on the boards of both.  Mr. Sullivan is a graduate of the University of Kentucky with a degree in Business and Economics.

Mr. Sullivan brings to the Board entrepreneurial success.  As a founder and former chairman of Outback Steakhouse, Mr. Sullivan provides to the Board an entrepreneurial spirit and strong business acumen.

W. Brent Rice

W. Brent Rice has been a director of LYH since 2003 and serves in that capacity with Lightyear.  Mr. Rice is an attorney, a long-time partner in the firm of McBrayer, McGinnis, Leslie and Kirkland in Lexington, Kentucky, and a real estate developer.  His practice is concentrated in business law, utility law, sports and entertainment, and governmental relations.  Mr. Rice received his undergraduate degree from the University of Kentucky and his law degree from the University of Louisville Law School.

Mr. Rice’s legal background brings a different perspective to the Board.  His expertise in business and utility law provides the Board important governance and regulatory experience.

Ronald L. Carmicle

Ronald L. Carmicle has been a director of LYH since 2004 and serves in that capacity with Lightyear.  Mr. Carmicle has been the President of River City Development Corporation for over 30 years.  River City specializes in the construction and installation of brick, concrete block, limestone and architectural precast.  Mr. Carmicle currently serves as Chairman of Central Bank of Jefferson County, Chairman of Construction Training Institute, Vice Chair of the Kentucky State Fair Board, and Board Member of Daniel Pitino Foundation.  Mr. Carmicle is a graduate of Western Kentucky University.

Mr. Carmicle brings extensive leadership experience as an executive and a director of a private company.  He also provides the Board with his experience gained as a director of several non-profit companies.

Rigdon O. “Rick” Dees III

Rick Dees has been a director of LYH since 2004 and serves in that capacity with Lightyear.  Mr. Dees is a world renowned radio and comedic performer.  His internationally syndicated radio show, the Rick Dees Weekly Top 40, is heard each weekend by more than 70 million people around the world.  Mr. Dees also currently hosts a morning radio show in Southern California.  Mr. Dees has garnered many accolades, including a Grammy Award nomination, Billboard Radio Personality of the Year ten years in a row, the Marconi Award, the National Radio Hall of Fame, and his induction into the National Association of Broadcasters’ Hall of Fame.  Mr. Dees graduated from the University of North Carolina at Chapel Hill with a bachelor’s degree in Radio, TV and Motion Pictures, and is an inductee in the North Carolina Broadcast Hall of Fame.

Mr. Dees brings a wealth of diverse knowledge to the Board.  Mr. Dees’ experience as both an entertainer and business person provides the Board with a unique leadership perspective.

Executive Officers

J. Sherman “Sherm” Henderson III – Chief Executive Officer and President

See biographical information in the section of this Current Report on Form 8-K/A entitled, “Directors,” above.

Elaine G. Bush - Chief Financial Officer

Elaine Bush has been Lightyear’s Chief Financial Officer since its inception and remains in that position at Lightyear.  Ms. Bush began her career with UniDial in 1993 as a consultant setting up the company’s accounting system and department. In 1996, she joined the company as Controller. Ms. Bush is a Certified Public Accountant with over 25 years of experience. Ms. Bush has operated her own accounting consultancy and held positions of progressive responsibilities at other companies.  She received her B.S. in Accounting at the University of Louisville.

Stephen M. Lochmueller – Chief Operating Officer

Stephen Lochmueller has been Chief Operating Officer of Lightyear since 2009 and remains in that position at Lightyear.  Mr. Lochmueller has more than 30 years of entrepreneurial business experience. His management and leadership skills include startups, multi-channel distribution, P & L, turnarounds and executive level oversight. His entry into the telecommunications industry began in 1985 when he joined McCaw Cellular as a General Manager. In late 1992, Mr. Lochmueller was appointed as the Commonwealth of Kentucky’s Technology & Communications Liaison to state agencies by then governor Brereton Jones.  In late 1993, Mr. Lochmueller became Vice-President of Horizon Cellular until he was recruited to be an Area General Manager for startup Nextel Partners. In the early 2000s, Mr. Lochmueller served as Regional Vice President for Leap Wireless, a spin-off of Qualcomm. Mr. Lochmueller is a graduate of the University of Kentucky with a BGS degree.

John J. Greive - Vice President of Regulatory Affairs & General Counsel

John Greive has been Vice President of Regulatory Affairs and General Counsel of Lightyear since its inception and remains in that position at Lightyear. Mr. Greive also serves as Lightyear’s Corporate Secretary. Before joining UniDial in 1996, he was a partner at Chandler, Saksefski & Greive and worked as an associate in the corporate section of a mid-sized law firm in Louisville. Mr. Greive has remained with the Lightyear entities since 1996. Mr. Greive received his B.S. in Mathematics from Bellarmine University and his Juris Doctor from the University of Louisville.

EXECUTIVE COMPENSATION

          In this discussion of “Executive Compensation,” unless otherwise noted or required by the context, references to “ the Company ,” “ us ,” “ we ,” “ our ,” “ Lightyear ” and similar terms refer to New Lightyear, as defined above, which is comprised of Libra and the operating business of Lightyear, as described above, after the consummation of the Securities Exchange.

Executive Officer Compensation

Lightyear’s CEO and President, J. Sherman Henderson III, had an employment agreement with Lightyear Network Solutions, LLC which has been assumed by Libra.   The terms of Mr. Henderson’s employment agreement are outlined below.

Ms. Bush’s annual salary for the year ended December 31, 2009 was $129,600 (reduced from $144,000 on July 19, 2009).  Ms. Bush’s annual salary for the year ended December 31, 2008 was $144,000.

Mr. Lochmueller’s current annual salary is $180,000.  Mr. Lochmueller was hired as Chief Operating Officer of Lightyear on September 1, 2009.

Mr. Greive’s annual salary for the year ended December 31, 2009 was $117,900 (reduced from $131,000 on July 19, 2009 Mr. Greive’s annual salary for the year ended December 31, 2008 was $131,000 (increased from $125,000 on April 8, 2008).

John S. “Josh” Henderson, IV formerly served as Lightyear’s Senior Vice President of Sales and Marketing.  Mr. Henderson’s salary for the year ended December 31, 2008 was $134,400.  Mr. Henderson’s salary was decreased to $120,960 on July 19, 2009, and he separated from employment with Lightyear on a mutually agreed basis on October 9, 2009.

Retirement or Change of Control Arrangements

Other than the severance provisions of Mr. Henderson’s employment agreement described below, we have not entered into any contract, agreement, plan or arrangement, written or unwritten, that provides for payments to a named executive officer at or in connection with the resignation, retirement or other termination of a named executive officer, of a change in control of Libra or a change in the named executive officer’s responsibilities following a change in control.

Pledged Securities

Pursuant to the Master Note, as defined herein, LYH has pledged all of its shares of Libra Common Stock and of Libra Convertible Preferred Stock as a subordinated security interest in its obligations under the Master Note.

Rice-LY Ventures, LLC, a Kentucky limited liability company managed by W. Brent Rice, has pledged 1,250,000 shares, a 10% beneficial interest, of LYH as collateral on an $8,000,000 loan made to LYH by Chris T. Sullivan, a member of LYH.

LANJK, LLC, a Kentucky limited liability company managed by J. Sherman Henderson III and wholly owned by Judy Henderson, Mr. Henderson’s wife, has pledged 3,750,000 shares, a 30% beneficial interest, of LYH as collateral on an $8,000,000 loan made to LYH by Chris T. Sullivan.

Summary Compensation Table

The following Summary Compensation Table indicates the cash and non-cash compensation earned during the years ended 2009 and 2008 by the Executive Officers from Lightyear Network Solutions, LLC:

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
J. Sherman Henderson III,	2009	$343,615	$0	$60,375	(1)(2)(3)	$403,990
President, CEO	2008	$360,000	$0	$58,477	(1)(2)(3)	$418,477
Elaine G. Bush, Chief Financial Officer	2009	$138,294	$0	$0		$138,924
	2008	$144,000	$11,280	$0		$155,280
Stephen M. Lochmueller,(4) Chief Operating Officer	2009	$48,461	$0	$0		$48,461
	2008	$0	$0	$0		$0
John J. Greive, Vice President of Regulatory	2009	$125,458	$0	$2,262	(3)	$127,720
Affairs/General Counsel	2008	$129,384	$8,460	$5,175	(3)	$143,020
Josh Henderson, Sr. Vice President, Sales and	2009	$105,452	$0	$129,042	(5)	$234,494
Marketing	2008	$130,523	$11,794	$67,273	(5)	$209,590

(1)	Includes an automobile allowance of $13,690 per year.

(2)	Includes $39,828 and $35,587 for life insurance paid for 2009 and 2008, respectively.

(3)	Includes matching Company contribution for 401(k) plan.

(4)	Mr. Lochmueller was hired September 1, 2009.

(5)
Monies were paid to Rover One, LLC through its Direct Sales Agreement with Lightyear as explained in more detail in the section of this Current Report on Form 8-K/A entitled “Certain Relationships and Related Transactions-Josh Henderson.”

Outstanding Equity Awards at Fiscal Year-End

No equity was awarded by either Libra Alliance Corp. or Lightyear during the years 2009 or 2008 and no equity awards were outstanding on December 31, 2009 or 2008.

Directors' Compensation

The following table summarizes compensation paid to non-employee directors of Lightyear for 2009 and 2008.

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ron Carmicle	2009	$10,000	$0	$0	$0	$0	$0	$10,000
	2008	$10,000	$0	$0	$0	$0	$0	$10,000

Lightyear has agreed to pay Ron Carmicle $1,500 per board meeting for a total amount of compensation of not less than $10,000 per year.

Employment Agreements

J. Sherman Henderson III

Under the 2003 Employment Agreement between J. Sherman Henderson III and Lightyear, a copy of which is attached to this Current Report on Form 8-K/A as Exhibit 10.1, Mr. Henderson is to receive an annual salary of $450,000 and certain benefits (including the use of an automobile and life insurance, as well as participation in the Company’s executive benefit plans).  However, pursuant to a letter (the “Waiver Letter”) from Mr. Henderson to Lightyear, attached to this Current Report on Form 8-K/A as Addendum No. 1 to Exhibit 10.1, Mr. Henderson has agreed to salary reductions in January 2008, July 2009 and December 2009, resulting in an annual base salary for 2010 of $294,000.  Also, pursuant to the Waiver Letter, Mr. Henderson has waived any back pay which may have resulted from his reduction in salary.

Mr. Henderson’s employment agreement initially expired on December 31, 2008 but contains a provision automatically renewing for successive one-year terms.  The current term began on January 1, 2010.  While the agreement contemplates that Mr. Henderson would be eligible for bonuses calculated in accordance with the achievement of certain revenue targets, no bonus plan is currently in place for Mr. Henderson.  Mr. Henderson will receive continuation of his salary for an eighteen month severance period in the event of his termination for reasons other than death or cause, or, in the event of his disability, a severance amount equal to his salary multiplied by the greater of (i) two or (ii) the number of years remaining in his employment term.

401(k) Plan

Lightyear maintains a profit-sharing plan qualified under Section 401(k) of the Internal Revenue Code.  The Company may make discretionary matching contributions to the profit-sharing plan, subject to certain limitations.

Other Compensation

We provide our named executive officers with medical, life, dental and vision insurance coverage consistent with that provided to our other employees except that such executive officers receive additional life insurance coverage.  Mr. Henderson’s employment agreement provides for $6,000,000 in life insurance of which Mr. Henderson’s family or trusts may be the beneficiary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables set forth information as of March 26, 2010 regarding beneficial ownership of Lightyear and of LYH by the following groups: (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and named executive officers as a group, and (iv) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.  Immediately before the Securities Exchange, none of our directors and executive officers was the beneficial owner of any capital stock of Libra.

The shares of Libra Common Stock indicated as being owned by LYH in the following table include both shares of Libra Common Stock directly owned and the right to receive shares of Libra Convertible Preferred Stock pursuant to the Securities Exchange Agreement.  Each share of Libra Convertible Preferred Stock will be entitled to the number of votes equal to the number of shares of Libra Common Stock into which such holder’s shares of Libra Convertible Preferred Stock could be converted, with the holders of the Libra Convertible Preferred Stock and the Libra Common Stock voting together as a single class.

We have determined that none of our directors or executive officers will be deemed individually to beneficially own any shares of Libra Common Stock under Rule 13d-3 of the Exchange Act. For investor information purposes, the table below includes the ownership positions of our directors and executive officers in both Lightyear and LYH.

LYH may be deemed to be a "parent" of the Company as such term is defined in the rules promulgated under the Exchange Act. LYH's sole business currently is to hold shares of Lightyear.

	The Company		LYH
Directors and Executive Officers	Number of Shares	Parent Ownership (%)	Number of Shares	Parent Ownership (%)
J. Sherman Henderson, III (1)	-	0%	6,250,000	50%
Chris T. Sullivan (2)	-	0%	3,733,750	30%
Brent Rice (3)	-	0%	1,250,000	10%
Ron Carmicle	-	0%	-	0%
Rigdon Dees (4)	-	0%	1,000,000	8%
Elaine G. Bush	-	0%	-	0%
Stephen M. Lochmueller	-	0%	-	0%
John Greive	-	0%	-	0%
Total	-	0%	12,333,750	98%

	The Company		LYH
5% Beneficial Owners	Number of Shares	Parent Ownership (%)	Number of Shares	Parent Ownership (%)
LY Holdings, LLC	19,500,000	69%	-	0%
Total	19,500,000	69%	-	0%

(1)	Includes 6,250,000 units held by LANJK, LLC (a limited liability company in which Judy Henderson, Mr. Henderson’s wife, owns 100% of the equity and which is managed by Mr. Henderson)

(2)	Includes 3,733,750 units held by SullivanLY, LLC (a limited liability company managed by Mr. Sullivan)

(3)	Includes 1,250,000 units held by Rice-LY Ventures, LLC (a limited liability company managed by Mr. Rice)

(4)	Includes 1,000,000 units held by Telemix Investments, LLC (a limited liability company managed by Mr. Dees)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section describes transactions with Lightyear that have occurred since the beginning of the last fiscal year or are proposed with respect to which a director or executive officer of Libra, a beneficial owner of more than 5% of any class of the securities of Lightyear, or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest.

Lightyear has not adopted policies and procedures for the review, approval, or ratification of related party transactions; however, the Lightyear Board will consider adopting such policies and procedures as are necessary and advisable in the future to facilitate the management of Lightyear’s business.

U.S. Fiber

J. Sherman Henderson owns an indirect interest in a Lightyear agency by the name of U.S. Fiber.  U.S. Fiber has a standard Lightyear agent agreement and it earned approximately $26,000 and $41,000 in commissions from Lightyear in 2009 and 2008, respectively.

Henderson Life Insurance Policy

Pursuant to J. Sherman Henderson’s Employment Agreement, the Company provides him with life insurance coverage consisting of $3,000,000 under a whole life insurance policy and $3,000,000 under a term life insurance policy.  The Company also maintains $5,000,000 in key man life insurance with the Company listed as the beneficiary.  The proceeds from the key man life insurance have been assigned to Chris T. Sullivan as collateral for a debt owed by LYH.

Letter Agreements

Wireless

In consideration of their lending funds to LYH in July 2008, LYH and Lightyear executed agreements (the “Wireless Letter Agreements”) to pay each of the New Lightyear directors (or an entity which they control) (the “Lenders”), in addition to principal and interest payments on the accompanying notes, an amount each month equal to a certain percentage of the gross commissionable monthly revenue from the sales of wireless service offerings (the “Wireless Revenue Payments”).   The Wireless Letter Agreements have a term of ten years unless terminated early due to a sale of all or substantially all of LYH.  Upon an early termination event, Lightyear would be obligated to pay the respective Lender a termination fee in the amount of the sum of the Wireless Revenue Payments for the immediately preceding twelve full months.  See the below schedule for amounts earned in 2009, none of which has been paid.

A form of Wireless Letter Agreement is attached to this Current Report on Form 8-K/A as Exhibit 10.2.

Lender	Wireless Percentage	Wireless Revenue Payments earned – 2009
LANJK, LLC	1.00%	$26,490.69
CTS Equities*	0.50%	$13,245.34
Rice Realty Company**	0.50%	$13,245.34
Rigdon O. Dees III	0.50%	$13,245.34
Ronald Carmicle	0.50%	$13,245.34

*	CTS Equities Limited Partnership is a Florida limited partnership of which Chris T. Sullivan is the general manager.

**	Rice Realty Company, LLC is a Kentucky limited liability company owned and managed by W. Brent Rice’s wife and two adult children

VoIP

In consideration of their lending funds to LYH in July 2004, LYH and Lightyear executed agreements (the “VoIP Letter Agreements.” and collectively with the Wireless Letter Agreements, the “Letter Agreements”) to pay each of the Lenders, in addition to principal and interest payments on the accompanying notes, an amount each month equal to a certain percentage of the gross commissionable monthly revenue from the sales of products and services generated from VoIP (the “VoIP Revenue Payments,” and collectively with the Wireless Revenue Payments, the “Revenue Payments”).   The VoIP Letter Agreements have a term of ten years unless terminated early due to a sale of all or substantially all of LYH.  Upon an early termination event, Lightyear would be obligated to pay the respective Lender a termination fee in the amount of the sum of the VoIP Revenue Payments for the immediately preceding twelve full months.  See the below schedule for amounts earned in 2009, none of which has been paid.

A form of VoIP Letter Agreement is attached to this Current Report on Form 8-K/A as Exhibit 10.3.

Lender	VoIP Percentage	VoIP Revenue Payments earned – 2009
LANJK, LLC	0.50%	$12,713.65
CTS Equities	0.50%	$12,713.65
Rice Realty Company	0.50%	$12,713.65
Rigdon O. Dees III	2.00%	$50,854.56
Ronald Carmicle	0.50%	$12,713.65

Modification Agreements

Immediately before the closing of the Exchange Transaction, LYH, Lightyear and each of the Lenders entered into the First Modification to Letter Agreements, pursuant to which the Letter Agreements were modified to: release and discharge LYH from all obligations under the Letter Agreements; acknowledge the release of Lightyear from the duty to pay Revenue Payments for 2009; and state that the Exchange Transaction does not constitute a sale transaction.  After closing the Exchange Transaction, the Company intends to enter into good faith negotiations for the purchase of the Letter Agreements.

LYH Note

As described above, pursuant to the Contribution, the LYH Debtholders contributed the LYH Notes to the Company for 3,242,533 shares of Libra Common Stock.  For purposes of simplifying the obligations of LYH under this transaction, the Company and LYH have agreed to combine the obligations under the contributed LYH Notes into a master promissory note (the “Master Note,” attached to this Current Report on Form 8-K/A as Exhibit 10.5), in the principal amount of $5,149,980 and otherwise on the same terms as the LYH Notes.

Josh Henderson

Since 2008, Josh Henderson, son of J. Sherman Henderson III, has maintained a representative position in the Direct Selling channel through an entity he controls by the name of Rover One, LLC.  Rover One, LLC earned $129,042 in commissions from Lightyear in 2009 and $67,273 in commissions from Lightyear in 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Libra Common Stock is traded on the OTC.BB under the symbol “LBAL.OB”. There is currently no established trading market for the Libra Common Stock.  As of March 26, 2010, Libra had 73 holders of record of Libra Common Stock.  Upon issuance of the Libra Convertible Preferred Shares, LYH will be the only holder of Libra Convertible Preferred Stock.

Transfer Agent and Registrar

Standard Registrar & Transfer Company, Inc. is the transfer agent and registrar of Libra Common Stock.

Dividend Policy

             Libra Alliance Corp. has not paid any cash dividends on its common stock to date.   Lightyear does not anticipate declaring or paying any dividends on its common stock in the foreseeable future.  Lightyear anticipates that for the foreseeable future, Lightyear will follow a policy of retaining earnings, if any, in order to finance the expansion and development of its business. Payment of dividends will be within the discretion of Lightyear’s board of directors and will depend upon earnings, capital requirements, and operating and financial condition, among other factors.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K/Afor a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

In this discussion of the “Description of Capital Stock,” unless otherwise noted or required by the context, references to “the Company,” “us,” “we,” “our,” and similar terms refers to New Lightyear, as defined above, which is comprised of Libra and the operating business of Lightyear, as described above, after the consummation of the Securities Exchange.

Libra Alliance Corp. is currently authorized under its Articles of Incorporation to issue 20,000,000 shares of Libra Common Stock, par value $0.001 per share.  The authorization will increase to 70,000,000 shares in the second quarter of 2010 upon the effectiveness of Libra’s Amended Articles of Incorporation.

As of March 26, 2010, there were 18,747,533 shares of Libra Common Stock issued and outstanding.

In the Securities Exchange, Libra agreed to issue 10,000,000 shares of Libra Common Stock and 9,500,000 shares of preferred stock to LYH in exchange for all of the outstanding equity in Lightyear. In addition, certain existing Libra shareholders agreed to cancel approximately 895,000 of their outstanding shares of Company Common Stock. Finally, pursuant to the Securities Contribution Agreement, Libra agreed to issue 3,242,533 shares of Libra Common Stock to LYH's Convertible Debtholders in exchange for the contribution of approximately $5,150,000 of Modified Notes.

Pursuant to the Securities Exchange Agreement and the LYH Consent, Libra’s Articles of Incorporation will be amended to authorize a new series of preferred stock, which will have the rights, privileges and preferences described in the subsection entitled “Preferred Stock,” below.  This preferred stock is referred to as “Libra Convertible Preferred Stock” throughout this Current Report on Form 8-K/A.

The following descriptions of Libra Alliance Corp. capital stock are only summaries and do not purport to be complete and are subject to and qualified by the Articles of Incorporation, Libra’s Bylaws, and by the provisions of the applicable corporate laws of the State of Nevada. Libra’s Bylaws are attached to this Current Report on Form 8-K/A as Exhibit 3.2.

Common Stock

Holders of Libra Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  Libra may pay dividends at such time and to the extent declared by the board of directors in accordance with Nevada corporate law. Libra Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Libra Common Stock are fully paid and non-assessable. To the extent that additional shares of Libra Common Stock may be issued in the future, the relative interests of the then existing stockholders may be diluted. The rights, preferences and privileges of Libra Common Stock will be subject to the rights, preferences and privileges of Libra Convertible Preferred Stock, as described below.

Preferred Stock

Before the Securities Exchange, Libra had had no preferred stock authorized by its Articles of Incorporation.  After the Securities Exchange, Libra’s Articles of Incorporation will be amended to authorize 9,500,000 shares of Libra Convertible Preferred Stock.  Each share of Libra Convertible Preferred Stock will have the following rights, preferences and privileges, including:

Stated Value

The stated value (“Stated Value”) of Libra Convertible Preferred Stock will be $2.00 per share.

Dividends

The holders of Libra Convertible Preferred Stock will be entitled to receive dividends at the rate of 5% of the aggregate Stated Value of Libra Convertible Preferred Stock held by them per annum, which shall accrue and be payable when, as and if declared by the board of directors. If the Company fails to pay dividends on Libra Stock on a quarterly basis, the dividend payment rate will increase to 8% per annum with respect to dividends previously accrued and unpaid and any future dividend payments, until such time as all accrued dividends have been paid and distributed, at which time the rate of 5% per annum shall resume.

Conversion

Libra Convertible Preferred Stock will be convertible at any time or from time to time, in whole or in part, at the option of the holder, into shares of Libra Common Stock (the “Conversion Shares”) by multiplying the number of shares of Libra Convertible Preferred Stock being converted by the Applicable Conversion Rate.  The “Applicable Conversion Rate” means the quotient obtained by dividing the Stated Value by the then-current Optional Conversion Price.  The “Optional Conversion Price” will initially be equal to the Stated Value, and thereafter will be adjusted as set forth below.

Holders of Libra Convertible Preferred Stock will be required to convert Libra Convertible Preferred Stock into shares of Libra Common Stock upon any of the following events:

•
An underwritten or registered direct secondary public offering for not less than $40 million of gross proceeds (a “Qualifying Secondary”) and the Conversion Shares are (a) registered for resale, and (b) not subject to any lock-up or other restriction on transfer following the 180th day from closing of the Qualifying Secondary;

•	Libra Common Stock has for 20 consecutive trading days (a) closed at a price equal to not less than 200% of the then Optional Conversion Price and (b) traded not less than 500,000 shares per day; or

•	Conversion of at least 50% of the amount of Libra Convertible Preferred Stock originally issued.

Adjustment of the Optional Conversion Price

The Optional Conversion Price will be adjusted ratably for all stock splits, stock dividends, reclassifications, or similar events.

Liquidation Preference

In the event of a winding up, dissolution or liquidation of Lightyear, or upon a Change of Control transaction, the holders of the Libra Convertible Preferred Stock will receive an amount per share equal to the greater of: (i) the Stated Value and any accrued but unpaid dividends thereon; or (ii) the amount that would be received by each share of Libra Common Stock, assuming the conversion of all outstanding Libra Convertible Preferred Stock into Libra Common Stock before such occurrence (the “Liquidation Preference Amount”).  A “Change of Control” transaction (or series of related transactions) is a sale or transfer of all or substantially all of the assets or equity of Lightyear, a merger or consolidation or other acquisition transaction in which the shareholders of Lightyear immediately preceding the transaction hold less than 50% of the shares (calculated on an as-converted, fully diluted basis) of Lightyear immediately after the transaction.

Voting Rights

On all matters submitted to the stockholders for a vote, each holder of  Libra Convertible Preferred Stock will be entitled to the number of votes equal to the number of shares of  Libra Common Stock into which such holder’s shares of  Libra Convertible Preferred Stock could be converted into, with the holders of the  Libra Convertible Preferred Stock and the  Libra Common Stock voting together as a single class.

Board Representation

For so long as at least 50% of the  Libra Convertible Preferred Stock originally issued is outstanding, the Preferred Stockholders will be entitled to elect a majority of the members of Lightyear’s board of directors.

Veto Rights

For so long as at least 50% of the Libra Convertible Preferred Stock originally issued is outstanding, Lightyear will not without the affirmative vote or written consent of holders of more than 50% of the then outstanding shares of Libra Convertible Preferred Stock voting as a separate class:

•
Declare or pay dividends to the holders of Libra Common Stock without paying, in addition to dividends owed to Libra Convertible Preferred Stock, the amount which the Preferred Stockholders would have received had their Libra Convertible Preferred Stock been converted into Conversion Shares at the Optional Conversion Price immediately before the record date for the payment of such dividends.

•	Issue any additional preferred stock ranking senior in right of liquidation to the Libra Convertible Preferred Stock.

•	Sell, transfer, pledge or otherwise encumber any of Lightyear’s assets.

•	Issue any debt, secured or unsecured, of any kind in excess of the amount outstanding as of February 12, 2010.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

As permitted by Nevada law, the Articles of Incorporation of Libra include:

•
a provision that eliminates the personal liability of our directors and officers for monetary damages for any action taken or failure to take any action, as a director, except for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; and

•
a provision which indemnifies our directors and officers, past, present and future, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in compromise settlements and amounts paid for services of counsel and other related expenses which may be incurred by or imposed on him in connection with any claim, action, suit, proceeding, investigation or inquiry hereafter made, instituted or threatened in which the director or officer may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him or any omission to act as such officer or director, at the time if the incurring or imposition of such costs, expenses or liabilities, except such costs, expenses or liabilities as will relate to matters as to which he shall in such action, suit or proceeding, be finally adjudged to be liable by any reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, in the absence of final adjudication of the existence of such liability, the board of directors and each officer and director may conclusively rely upon an opinion of legal counsel selected by or in the manner designed by the board of directors.

As permitted by Nevada law, the Bylaws of Libra provide:

•
Indemnification of Directors. Unless otherwise provided in the Articles of Incorporation, the corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the corporation, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible and (ii) authorized, as such are defined as follows:

o	Determination of Authorization. The corporation shall not indemnify a director under this Section unless:

▪	a determination has been made in accordance with the procedures set forth in the Nevada Revised Statutes that the director met the standard of conduct set forth below, and

▪
payment has been authorized in accordance with the procedures set forth in the Nevada Revised Statutes based on a conclusion that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use by the corporation.

o	Standard of Conduct. The director or officer shall demonstrate that:

▪	he or she conducted himself in good faith; and

▪	he or she reasonably believed:

•	in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests;

o	in all other cases, that his conduct was at least not opposed to its best interests; and

o	in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful.

•
Indemnification in Derivative Actions Limited. Indemnification permitted under the Bylaws in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

•	Limitation on Indemnification. The corporation shall not indemnify a director under the Bylaws:

o	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

o
in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the director.

•
Advance of Expenses for Directors. If a determination is made following the procedures of the Statutes, that the director has met the following requirements, and if an authorization of payment is made following the procedures and standards set forth in the Nevada Revised Statutes, then unless otherwise provided in the articles of incorporation, the corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, if:

o	the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in this section;

o	the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct;

o	a determination is made that the facts then known to those making the determination would not preclude indemnification under the Bylaws or the Nevada Revised Statutes.

•
Indemnification of Officers, Agents and Employees Who Are Not Directors. Unless otherwise provided in the articles of incorporation, the board of directors may indemnify and advance expenses to any officer, employee, or agent of the corporation, who is not a director of the corporation, to the same extent as to a director, or to any greater extent consistent with public policy, as determined by the general or specific actions of the board of directors.

•
Insurance. By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have the power to indemnify such person under the applicable provisions of the Nevada Revised Statutes.

FINANCIAL STATEMENTS

Lightyear’s audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008 are attached to this Current Report on Form 8-K/A as Exhibit 99.1.  Libra’s unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2009 are attached to this Current Report on Form 8-K/A as Exhibit 99.2.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Please refer to Item 4.01 of this Current Report on Form 8-K/A, incorporated herein by reference, for information regarding changes in and disagreements with accountants on accounting and financial disclosures.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with them, which means that we can disclose important information by referring you to those documents.  The information incorporated by reference is considered to be a part of this Current Report on Form 8-K/A.  We incorporate by reference Libra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed on March 31, 2010.

You may request copies of the reports listed above at no cost by telephoning us at (502) 244-6666 or by writing us at the following address:

Libra Alliance Corporation
1901 Eastpoint Parkway
Louisville, Kentucky 40223
Attention: John Greive

Item 2.03 Creation of a Direct Financial Obligation.

On February 12, 2010, pursuant to the Securities Exchange, Libra Alliance Corporation assumed the obligations of Lightyear under the Letter Agreements as such are described in greater detail in the section of Item 2.01 of this Current Report on Form 8-K/A, entitled “Certain Relationships and Related Transactions,” which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Securities Exchange Agreement as such is described in Item 2.01 of this Current Report on Form 8-K/A, which is incorporated herein by reference, on February 12, 2010, Libra Alliance Corp. issued 10,000,000 shares of Libra Common Stock and covenanted to issue 9,500,000 shares of Libra Convertible Preferred Stock to LYH in exchange for the Lightyear Equity.

The issuance of 10,000,000 shares of Libra Common Stock and the covenant to issue 9,500,000 shares of Libra Convertible Preferred Stock in exchange for the Lightyear Equity are exempt from registration under the Securities Act, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.  Libra Alliance Corp. made this determination based on the representations of Lightyear and LYH that  less than thirty-five (35) of the LYH members were not “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring the Libra Common Stock and Libra Convertible Preferred Stock for investment purposes for their own respective accounts and not as nominees or agents, and with a view to resale or distribution thereof, and that said persons understood that the shares of Libra Common Stock and Libra Convertible Preferred Stock may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.  No registration statement covering these securities has been filed with the SEC or with any state securities commission in respect of the Securities Exchange.

Pursuant to the Contribution Agreements as such are defined in Item 2.01 of this Current Report on Form 8-K/A, which is incorporated herein by reference, on February 12, 2010, Libra Alliance Corp. issued 3,242,533 shares of Libra Common Stock to the LYH Debtholders in exchange for the LYH Notes.

The issuance of 3,242,533 shares of Libra Common Stock in exchange for the LYH Notes is exempt from registration under the Securities Act, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.  Libra Alliance Corp. made this determination based on the representations of the LYH Debtholders that each of them was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that each LYH Debtholder was acquiring the Libra Common Stock for investment purposes for his or her own respective account and not as nominee or agent, and with a view to resale or distribution thereof, and that each LYH Debtholder understood that the shares of Libra Common Stock may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.  No registration statement covering these securities has been filed with the SEC or with any state securities commission in respect of the Securities Exchange.

Item 4.01     Registrant’s Certifying Accountant

On March 31, 2010, Libra Alliance Corp. dismissed Chisholm, Bierwolf, Nilson & Morrill LLC (“Chisholm”) as its independent registered public accounting firm.  Chisholm had been previously engaged as the principal independent registered public accounting firm to audit the financial statements of Libra Alliance Corp.  From February 12, 2010 through March 31, 2010, Chisholm remained engaged by us solely to complete its audit of the Company’s financial statements for the fiscal year ended December 31, 2009.

On February 19, 2010, we engaged Marcum LLP as our principal independent registered public accounting firm to audit the financial statements of Lightyear for the fiscal year ended December 31, 2009, and to perform procedures related to the financial statements included in Current Reports on Form 8-K.

The decision to dismiss Chisholm upon completion of the Company’s December 31, 2009 audit and engage Marcum were approved by the Board of Directors after the consummation of the Securities Exchange on February 12, 2010.

During the two most recent fiscal years and the subsequent interim period through March 31, 2010, the date of dismissal, Chisholm audited the Company’s financial statements, and its reports for each of the two years were modified as to the uncertainty of our continuing as a going concern.  There were no disagreements with, or adverse opinions or disclaimers of opinions on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Chisholm would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. There were no items described in Item 304(a)(1)(iv)(B) of Regulation S-K to disclose during the two most recent fiscal years and the subsequent interim period through March 31, 2010, the date of dismissal.

New Lightyear has made the contents of this Form 8-K/A available to Chisholm and requested it to furnish a letter to the SEC as to whether Chisholm agrees or disagrees with, or wishes to clarify the expression of its views set forth herein.  A copy of Chisholm’s letter to the SEC is included as Exhibit 16.1 to this Form 8-K/A.

Other than in connection with the engagement of Marcum LLP, during its most recent fiscal year and the subsequent interim period prior to February 12, 2010, Libra Alliance Corp. did not consult Marcum regarding either:  (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on its financial statements, and neither a written report was provided to the Company nor oral advice provided that Marcum concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue;  or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or the related instructions thereto or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K .

Item 5.01     Changes in Control of Registrant.

The following transactions are explained more fully in Items 2.01 of this Current Report on Form 8-K/A, which is incorporated herein by reference.

On February 12, 2010, the execution of the Securities Exchange Agreement, which is included as Exhibit 2.2 to this Current Report on Form 8-K/A and incorporated herein by reference, resulted in the change in control of Libra. Pursuant to the Securities Exchange Agreement, Libra issued 10,000,000 shares of Libra Common Stock and covenanted to issue 9,500,000 shares of Libra Convertible Preferred Stock to LYH.  At the closing of the Securities Exchange Agreement, LYH owned 53.3% of Libra on a fully diluted basis. When the Amended Articles become effective and the Libra Convertible Preferred Shares are issued, LYH will own 69% of Libra on a fully diluted, as converted, basis.

On February 12, 2010, April Erickson resigned as President of Libra and Anthony S. Clayton resigned as Secretary and Treasurer of Libra. The board of directors appointed J. Sherman Henderson III to serve as Chief Executive Officer and other persons to serve as executive officers.

On February 11, 2010, the board of directors passed a resolution; (1) increasing the number of directors to five; (2) accepting the resignations of April Erickson and Anthony S. Clayton as directors; and, (3) appointing the following persons to serve as members of the board of directors: J. Sherman Henderson III, Chris T. Sullivan, Ron Carmicle, Brent Rice, and Rick Dees.  The resignation of Clayton and the appointment of Henderson took effect on February 12, 2010.  The resignation of Erickson and appointments of Sullivan, Carmicle, Rice and Dees took effect on March 4, 2010.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
             Reference is made to the disclosures set forth under Items 2.01 and 5.01 of this Current Report on Form 8-K/A, which disclosures regarding the resignation and appointment of the directors and officers in connection with the Securities Exchange are incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

Immediately before the closing of the Securities Exchange, Libra Alliance Corp. was a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).  As a result of the Securities Exchange, Libra Alliance Corp. took on the business of Lightyear, with Lightyear’s extensive operations.  Consequently, Libra Alliance Corp. believes that the Securities Exchange has caused it to cease to be a shell company. For information about the Securities Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K/A, which information is incorporated herein by reference.  The Securities Exchange Agreement is filed as Exhibit 2.2 to this Current Report on Form 8-K/A.

Item 9.01 Financial Statement and Exhibits.

(a)            FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Lightyear’s audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008 are attached to this Current Report on Form 8-K/A as Exhibit 99.1.

(b)           PRO FORMA FINANCIAL INFORMATION.

Libra’s unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2009 are attached to this Current Report on Form 8-K/A as Exhibit 99.2.

(c)           EXHIBITS

EXHIBIT INDEX

2.1	Master Transaction Agreement by and between LY Holdings, LLC, Libra Alliance Corporation and various debtholders of LY Holdings, LLC dated as of February 12, 2010.*

2.2	Securities Exchange Agreement by and between LY Holdings, LLC and Libra Alliance Corporation dated as of February 12, 2010.*

2.3	Form of Securities Contribution Agreements by and between Libra Alliance Corporation and various debtholders of LY Holdings, LLC dated as of February 12, 2010.*

3.1	Articles of Incorporation of Libra Alliance Corporation incorporated by reference to Exhibit 3.1 to the Form 10-SB filed on March 15, 2001.

3.2	Bylaws of Libra Alliance Corporation incorporated by reference to Exhibit 3.2 to the Form 10-SB filed on March 15, 2001.

10.1	Employment Agreement between LY Holdings, LLC (f/k/a LY Acquisition LLC) and J. Sherman Henderson III dated as of July 30, 2003 (as assumed by Libra Alliance Corporation).*

10.2	Form of Wireless Letter Agreement.*

10.3	Form of VoIP Letter Agreement.*

10.4	First Modification to Letter Agreements.*

10.5	Promissory note of LY Holdings, LLC to Libra Alliance Corporation.*

16.1	Letter of Chisholm, Bierwolf, Nilson & Morrill LLP.

99.1	Lightyear Network Solutions, LLC and Subsidiary’s Audited Consolidated Financial Statements as of and for the years ended December 31, 2009 and 2008.

99.2	Libra Alliance Corporation’s Unaudited Pro Forma Condensed Combined Financial Statements as of and for the year ended December 31, 2009.

99.3	Joint Press Release of Libra Alliance Corporation and Lightyear Network Solutions, LLC.*

*	Previously filed with our Current Report on Form 8-K filed on February 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

LIBRA ALLIANCE CORP.

Date: March 31, 2010	By:	/s/ J. Sherman Henderson III
J. Sherman Henderson III Chief Executive Officer

Date: March 31, 2010	By:	/s/ Elaine G. Bush
Elaine G. Bush Chief Financial Officer